Exhibit 10.1

Contract number (FI No): 90061

Serapis No: 2018-0605

NEW THERMAL STORAGE MANUFACTURING PLANT (EDP)

Finance Contract

between the

European Investment Bank

and

Brenmiller Energy Ltd

Luxembourg, 31 March 2021

WHEREAS:		6
Article 1		7
1.1	Interpretation	7
Article 2		15
2.1	Amount of Credit	15
2.2	Disbursement procedure	15
2.2.1	Tranches	15
2.2.2	Disbursement Offer	16
2.2.3	Disbursement Acceptance	16
2.3	Disbursement Account	16
2.4	Currency of disbursement	16
2.5	Conditions of Disbursement	17
2.5.1	Initial Documentary Conditions Precedent	17
2.5.2	All Tranches - Documentary Conditions Precedent	17
2.5.3	All Tranches – Other Conditions	18
2.5.4	Tranche A – Additional Conditions Precedent	18
2.5.5	Tranche B – Additional Conditions Precedent	18
2.6	Cancellation	19
2.7	Fee for cancellation of an Accepted Tranche	19
2.8	Cancellation after expiry of the Credit	19
2.9	Non-utilisation fee	19
2.10	Upfront fee	20
2.11	Sums due under Article 2	20
Article 3		20
3.1	Amount of Loan	20
3.2	Currency of repayment, interest and other charges	20
Article 4		20
4.1	Fixed Rate Tranches	20
4.2	Royalty Fees	21
4.3	Interest on overdue sums	21
Article 5		22
5.1	Normal repayment	22
5.1.1	Repayment by instalments	22
5.2	Voluntary prepayment	22
5.2.1	Prepayment option	22
5.2.2	Prepayment Fee	22
5.2.3	Prepayment mechanics	22
5.3	Compulsory prepayment	23
5.3.1	Cost Reduction	23
5.3.2	Change Events	23
5.3.3	Illegality	23
5.3.4	Disposals	24
5.3.5	Prepayment Fee	24
5.3.6	Prepayment mechanics	24
5.4	General	24

Article 6		24
6.1	Day count convention	24
6.2	Time and place of payment	24
6.3	No set-off by the Borrower	25
6.4	Disruption to Payment Systems	25
6.5	Application of sums received	25
6.5.1	General	25
6.5.2	Partial payments	25
6.5.3	Allocation of sums related to Tranches	25
Article 7		26
Article 8		26
8.1	Taxes, duties and fees	26
8.2	Other charges	26
8.3	Increased costs, indemnity and set-off	27
Article 9		27
9.1	Right to demand repayment	27
9.2	Other rights at law	29
9.3	Prepayment Fee	29
9.4	Non-Waiver	29
Article 10		29
Article 11		30
11.1	Governing Law	29
11.2	Jurisdiction	29
11.3	Place of performance	29
11.4	Evidence of sums due	29
11.5	Entire Agreement	29
11.6	Invalidity	30
11.7	Amendments	30
11.8	Counterparts	30
11.9	Assignment and transfer by the Bank and the Borrower	30
12.1	Notices	30
12.1.1	Form of notice	30
12.1.2	Addresses	31
12.1.3	Demand after notice to remedy	31
12.2	English language	31
Schedule A		33
Investment Specification and Reporting		33
Schedule B		36
Definition of EURIBOR		36
Schedule C		37
Form of Disbursement Offer/Acceptance		37

Schedule D		39
Form of Drawdown Certificate		39
Schedule E		40
Form of Compliance Certificate		40
Schedule F		41
Initial Documentary Conditions Precedent		41
Schedule G		43
Representations and Warranties		43
Schedule H		48
General Undertakings		48
Schedule I		57
Information and Visits		57
Schedule J		60
Financial Covenants		60
1.	Financial covenants	60
2.	Financial Testing	60
3.	Definitions	60

THIS CONTRACT IS MADE ON 31 MARCH 2021 BETWEEN:

The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by Donald Fitzpatrick and Stefan Becker	(the “Bank”)

and
Brenmiller Energy Ltd (company number 514720374) a public limited liability company incorporated in Israel, having its registered office at Amal 13, Rosh Ha’Ayin, 4809249, Israel, represented by Avi Brennmiller	(the “Borrower”)

WHEREAS:

(A)	The Borrower has stated that it is undertaking the design and construction of a “first of a kind” manufacturing plant for the production of innovative thermal energy storage systems (“TES”) (the “Project”) in Europe, North America and Africa as more particularly described in the technical description (the “Technical Description”) set out in Schedule A (Investment Specification and Reporting) (the “Investment”). The total cost of the Investment, as estimated by the Bank, is EUR 18,300,000 (eighteen million three hundred thousand euro).

(B)	The Bank, considering that the financing of the Investment falls within the scope of its functions, agreed to provide the Borrower with a credit in an amount of EUR 7,500,000 (seven million five hundred thousand euro) under this finance contract (the “Contract”) to finance the Investment; provided that the amount of the loan hereunder shall not, in any case, exceed 50% (fifty per cent.) of the cost of the Investment.

(C)	The Credit (as defined below) falls under a joint initiative between the Bank and the European Commission, which is intended as a new Bank financing instrument, to finance inter alia research projects and research infrastructure under the Horizon 2020 framework programme of the European Union for Research and Technological Development (2014-2020) (the “Horizon 2020 Framework EU Programme”).

(D)	The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant policies of the European Union.

(E)	The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group towards its stakeholders and the citizens of the European Union in general.

(F)	The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

(G)	The Bank supports the implementation of international and EU standards in the field of anti-money laundering and countering the financing of terrorism and promotes tax good governance standards. It has established policies and procedures to avoid the risk of misuse of its funds for purposes which are illegal or abusive in relation to applicable laws. The Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism is available on the Bank’s website and offers further guidance to the Bank’s contracting counterparties.

(H)	By entering into this Contract the Borrower acknowledges that the Bank may be bound to comply with the Sanctions (as defined below) and that it cannot, therefore, amongst others, make funds available, directly or indirectly, to or for the benefit of a Sanctioned Person (as defined below).

It is hereby agreed as follows:

Article 1

Interpretation and definitions

1.1	Interpretation

In this Contract:

(a)	references to Articles, Recitals, Schedules and Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract;

(b)	references to “law” or “laws” mean (a) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (b) EU Law;

(c)	references to applicable law, applicable laws or applicable jurisdiction means (a) a law or jurisdiction applicable to the Borrower, its rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets and/or the Investment; and/or, as applicable, (b) a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(d)	references to a provision of law are references to that provision as amended or re-enacted;

(e)	references to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated;

(f)	words and expressions in plural shall include singular and vice versa;

(g)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived;

(h)	terms defined in the GDPR (as defined below), including the terms “controller”, “data subject”, “personal data”, “processing”, and “processor”, have the same meanings when used in Recital (F),] or Paragraph 27 (Data Protection) of Schedule G (General Undertakings) of, this Contract; and

(i)	for the purposes of Paragraph Article 5.3.2(e) (Change Events), the words “control”, “interest” and “ownership” shall be interpreted as defined by the relevant sanctions authority in relation with the relevant Sanctions.

Definitions

In this Contract:

“Accepted Tranche” means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline

“Acting in Concert” means the “holding or purchase of securities together with others” as defined under the Israeli Securities Law or acting together pursuant to an agreement or understanding (whether formal or informal).

“AML Criminal Law Directive” means Directive (EU) 2018/1673 of the European Parliament and of the Council of 23 October 2018 on combating money laundering by criminal law, as amended, supplemented or restated.

“AML Directives” means the 4th and 5th AML Directives and the AML Criminal Law Directive.

“4th and 5th AML Directives” means Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended by Directive 2018/843 of the European Parliament and of the Council of 19 June 2018, and as further amended, supplemented or restated.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means a person duly authorised by the board of directors of the Borrower to sign individually or jointly (as the case may be) Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank prior to the receipt of the relevant Disbursement Acceptance.

“Available Commitment” means, in relation to a Tranche, the Commtiment under that Tranche minus:

(a)	the amount of any outstanding disbursements under that Tranche; and

(b)	in relation to any proposed Utilisation, the amount of any disbursements that are due to be made under that Tranche on or before the proposed Utilisation Date.

“Business Day” means a day (other than a Friday, Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg and Israel.

“Cancellation Fee” means, in relation to the cancellation of an Accepted Tranche by the Borrower, under sub-paragraph (a) of Article 2.7 (Fee for cancellation of an Accepted Tranche), or in relation to an amount cancelled by the Bank under sub-paragraphs (b) or (c) of Article 2.7 (Fee for cancellation of an Accepted Tranche), a fee of 0.5% (fifty basis points) of the cancelled amount.

“Change in the Beneficial Ownership” means a change in the ultimate ownership or control of the Borrower according to the definition of “beneficial owner” set out in article 3(6) of Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended, supplemented or restated.

“Change-of-Control Event” means:

(a)	any person or group of persons Acting in Concert gains Control of the Borrower or of any entity directly or ultimately Controlling the Borrower; or

(b)	Avi Brenmiller ceases to be the beneficial owner directly or indirectly through wholly owned subsidiaries of more than 25% (twenty five percent) of the issued share capital of the Borrower.

“Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) or the imposition of any Sanctions that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair an Obligor’s ability to perform its obligations under the Finance Documents.

“Coercion” means the impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of a party to influence improperly the actions of a party.

“Collusion” means an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule E (Form of Compliance Certificate).

“Contract Number” shall mean the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters “FI N°”.

“Control” means the power to direct the activity and/or management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, (directly or indirectly) holding 50% (fifty per cent.) or more of (i) the right to vote at a general meeting of such entity or (ii) the right to appoint a director or the general manager of such entity, in each case would constitute Control.

“Credit” has the meaning given to it in Article 2.1 (Amount of Credit).

“Commitments” means the Tranche A Commitment and the Tranche B Commitment.

“Corruption” means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value by a party to influence improperly the actions of another party.

“Criminal Offence” means any of the following illegal activities or activities carried out for illegal purposes: (i) Fraud, Corruption, Coercion, Collusion or Obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) fraud and other illegal activity against the financial interests of the EU as defined in the PIF Directive.

“Default” means an Event of Default or any event or circumstance specified in Article 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Contract or any combination of any of the foregoing) be an Event of Default.

“Delisting Event” means that pursuant to the rules of the Tel Aviv Stock Exchange or any successor thereto, the shares of the Borrower are not or cease to be listed, traded or publicly quoted on the Tel Aviv Stock Exchange or any successor thereto for any reason and are not immediately re-listed, re-traded on exchange or quotation system located in Israel or in the European Union which the Bank has determined has similar or better trading liquidity and such exchange is otherwise reasonably acceptable to the Bank.

“Disbursement Acceptance” means a copy of the Disbursement Offer duly countersigned by the Borrower.

“Disbursement Acceptance Deadline” means the date and time of expiry of a Disbursement Offer as specified therein.

“Disbursement Account” means, in respect of each Tranche, the bank account set out in the most recent List of Authorised Signatories and Accounts.

“Disbursement Date” means the date on which disbursement of a Tranche is made by the Bank.

“Disbursement Offer” means a letter substantially in the form set out in Schedule C (Form of Disbursement Offer/Acceptance).

“Dispute” has the meaning given to it in Article 10.2 (Jurisdiction).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party from:

(i)	performing its payment obligations under this Contract; or

(ii)	communicating with other parties in accordance with the terms of this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Environment” means the following, insofar as they affect human health or social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

“Environmental Approval” means any Authorisation required by Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any EU Law, Israeli law or any other applicable law including principles and standards, and national laws and regulations, of which a principal objective is the preservation, protection or improvement of the Environment.

“EU Directives” means the directives of the European Union.

“EU Law” means the acquis communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, the EU Directives, delegated acts, implementing acts, and the case law of the Court of Justice of the European Union.

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“EURIBOR” has the meaning given to it in Schedule B (Definition of EURIBOR).

“Event of Default” means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).

“Fee Letter” means the letter from the Bank to the Borrower dated 2 April 2019.

“Final Availability Date” means:

(a)	in relation to Tranche A, the date falling 12 (twelve) months after the date of this Contract; and

(b)	in relation to Tranche B, the date falling 36 (thirty-six) months after the date of this Contract.

“Finance Documents” means this Contract, any Security Document, any Fee Letter and any other document designated a “Finance Document” by the Borrower and the Bank.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, be treated as a finance or capital lease.

“Fixed Rate” means for Tranche A 5% (500 basis points) per annum and for Tranche B 3% (300 basis points) per annum.

“Fixed Rate Tranche” means a Tranche which is specified as a Fixed Rate Tranche in the relevant Disbursement Offer.

“Fraud” means any act or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party in order to obtain a financial or other benefit or to avoid an obligation.

“GAAP” means generally accepted accounting principles in Israel, including IFRS.

“GDPR” means General Data Protection Regulation (EU) 2016/679, as amended, supplemented or restated.

“Governmental Grant” shall mean any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, approved, provided or made available including under the authority of the IIA, the Israeli Energy Ministry, the Ministry, the Israeli Investment Center, the State of Israel or any other applicable authorities, the BIRD Foundation, the Fund for Encouragement of Marketing Activities of the Israeli Government, the European Union or any other national, international or bi-national authority or framework (including in the United States of America).

“Group” means the Group Companies, taken together as a whole.

“Group Company” means the Borrower and its Subsidiaries.

“Gross Sales” means the consolidated revenue as reflected in the relevant financial statements of the Borrower, prepared according to IFRS received by the Borrower, or its Subsidiaries from an independent third party for the sale, licensing, rental or use of any TES’s or any other product created or contemplated by the Investment, as well as any improvements, modifications, enhancements or derivatives thereof. For the avoidance of doubt, Gross Sales shall not include revenues deriving from services or sales which do not relate to TES or other products created or contemplated by the Investment or any improvements, modifications, enhancements or derivatives thereof.

“Guarantee Agreement” means a guarantee and indemnity agreement in form and substance satisfactory to the Bank to be entered into by a Guarantor as guarantor and the Bank as beneficiary.

“Guarantor” means each Material Subsidiary which enters into a Guarantee Agreement in accordance with sub-paragraph (b) of Paragraph 16 (Guarantees) of Schedule H (General Undertakings).

“Guide to Procurement” means the Guide to Procurement published on EIB’s website1 that informs the promoters of projects financed in whole or in part by the EIB of the arrangements to be made for procuring works, goods and services required for the Investment.

“Horizon 2020 Framework EU Programme” has the meaning given in Recital (C).

“Horizon 2020 Legal Basis” means the Regulation 1291/2013 of the European Parliament and of the Council of 11 December 2013 establishing Horizon 2020 and Council Decision of 3 December 2013 establishing the specific programme implementing Horizon 2020.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“IIA” means the Israel Innovation Authority.

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

“Intellectual Property Rights” means intellectual property of every designation (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not.

“Investment” has the meaning given to that term in Recital (A).

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended from time to time.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version 1961) as amended from time to time and any regulations promulgated thereunder.

1 http://www.eib.org/projects/publications/guide-to-procurement.htm. Note it is the the version of the Guide in force at the time of the project procurement that it applicable.

“Israeli Insolvency Law” means the Israeli Insolvency and Rehabilitation Law, 2018 as amended from time to time and any regulations promulgated thereunder;

“Israeli Securities Law” means the Israeli Securities Law, 1968 as amended from time to time and any regulations promulgated thereunder.

“Lead Organisation” means the European Union, the United Nations and international standard setting organisations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organisation for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organisations.

“List of Authorised Signatories and Accounts” means a list, in form and substance satisfactory to the Bank, setting out: (i) the Authorised Signatories and specifying if they have individual or joint signing authority, (ii) the specimen signatures of such persons, and (iii) the bank account(s) to which disbursements may be made under this Contract (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary.

“Loan” means the aggregate of the amounts disbursed from time to time by the Bank under this Contract.

“Loan Outstanding” means the aggregate of the amounts disbursed from time to time by the Bank under this Contract that remains outstanding.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Material Adverse Change” means, any event or change of condition, which, in the opinion of the Bank, has a material adverse effect on:

(a)	the ability of any Obligor to perform its obligations under the Finance Documents;

(b)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Group as a whole; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Security granted to the Bank, or the rights or remedies of the Bank under the Finance Documents.

“Material Subsidiary” means any Subsidiary from time to time, whose gross revenues, total assets or EBITDA represents not less than 5 % of (i) the consolidated gross revenues of the Group or, (ii) the Total Assets, or, (iii) as the case may be, the consolidated EBITDA of the Group, as calculated based on the then latest consolidated audited accounts of the Group.

“Maturity Date” means, for each Tranche, the last Repayment Date of that Tranche as specified in the relevant Disbursement Offer, being not later than 6 years from the Disbursement Date of the relevant Tranche.

“Ministry” means the Israeli Ministry of Economy.

“Non-EIB Financing” includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower) for a term of more than 3 (three) years.

“Obligor” means the Borrower and any Material Subsidiary.

“Obstruction” means in relation to an investigation into a Coercion, Collusion, Corruption or Fraud in connection with this Loan or the Investment, (a) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation; and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (b) acts intending to materially impede the exercise of the contractual rights of audit or access to information.

“Payment Date” means the quarterly, semi-annual or annual dates specified in the Disbursement Offer until and including the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means the following Relevant Business Day, without adjustment to the interest due under Article 4.1 (Fixed Rate Tranches).

“Permitted Guarantees” means each and every guarantee permitted in accordance with Paragraph 16 (Guarantees) of Schedule H (General Undertakings).

“Permitted Hedging” has the meaning given to such term in Paragraph 17 (Hedging) of Schedule H (General Undertakings).

“Permitted Indebtedness” means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 15 (Indebtedness) of Schedule H (General Undertakings).

“Permitted Security” means Security of the Borrower and/or any Group Company which is permitted in accordance with sub-paragraph (c) of Paragraph 23 (Negative pledge) of Schedule H (General Undertakings).

“PIF Directive” means Directive (EU) 2017/1371 of the European Parliament and of the Council of 5 July 2017 on the fight against fraud to the Union’s financial interests by means of criminal law as amended, supplemented or restated.

“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Articles 5.2 (Voluntary prepayment), 5.3 (Compulsory prepayment) or 9.1 (Right to demand repayment).

“Prepayment Date” means the date on which the Borrower proposes or is requested by the Bank, as applicable, to effect prepayment of a Prepayment Amount.

“Prepayment Event” means any of the events described in Article 5.3 (Compulsory Prepayment).

“Prepayment Fee” means, in relation to a Prepayment Amount in respect of a Tranche, a fee as follows:

(a)	a fee of 3.5% (350 basis points) of the Prepayment Amount if the Prepayment Date is after the relevant Disbursement Date but before or on the first anniversary of such Disbursement Date;

(b)	a fee of 2.5% (250 basis points) of the Prepayment Amount if the Prepayment Date is after the first anniversary of the relevant Disbursement Date but before or on the second anniversary of such Disbursement Date;

(c)	a fee of 2.0% (200 basis points) of the Prepayment Amount if the Prepayment Date is after the second anniversary of the relevant Disbursement Date but before or on the third anniversary of such Disbursement Date;

(d)	a fee of 1.5% (150 basis points) of the Prepayment Amount if the Prepayment Date is after the third anniversary of the relevant Disbursement Date but before or on the fourth anniversary of such Disbursement Date; or

(e)	a fee of 1.0% (100 basis points) of the Prepayment Amount if the Prepayment Date is after the fourth anniversary of the relevant Disbursement Date but before the Maturity Date,

with such fee being payable on the applicable Prepayment Date.

“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 5.2.3 (Prepayment mechanics).

“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan Outstanding, in accordance with Article 5.2.1 (Prepayment option).

“Project” means the design and construction by the Borrower of a “first of a kind” manufacturing plant in Israel for the production of TES, as set out in Schedule A hereto.

“Relevant Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

“Relevant Period” means each period of 12 (twelve) months ending on or about the last day of the financial quarter.

“Relevant Person” means, with respect to the Borrower or any Material Subsidiary, any member of its management bodies; or any of its employees or any other person acting on its behalf of or under its control, having the power to give directions and exercise control with respect to the Loan or the Investment.

“Repayment Date” shall mean each Payment Date specified in the Disbursement Offer for the repayment of a Tranche in accordance with Article 5.1 (Normal repayment).

“Repeating Representations” means each of the representations set out in Schedule G (Representations and Warranties) other than those Paragraphs thereof which are identified with the words “(Non-repeating)” at the end of the Paragraphs.

“Royalties” has the meaning given to such term in Clause 4.2.

“Royalty Period” means the periods corresponding to the accounting periods set out in Clause Clause 2, (a)(ii) of Schedule I (Information and Visits) (and which, for the avoidance of doubt, shall be quarterly as of January 1st 2023).

“Royalty Rate” means 2% (two hundred basis points).

“Sanctioned Person” means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to. any government, group or terrorist organisation) who is a designated target of, or who is otherwise the subject of, Sanctions.

“Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented and/or enforced from time to time by any of the following:

(a)	the United Nations, and any agency or person which is duly appointed, empowered or authorised by the United Nations to enact, administer, implement and/or enforce Sanctions;

(b)	the European Union, and any agency or person which is duly appointed, empowered or authorised by the European Union to enact, administer, implement and/or enforce Sanctions; and

(c)	the United States Department of the Treasury Office of Foreign Asset Control (OFAC), the United States Department of State and/or the United States Department of Commerce.

“Searches” means as defined in Clause 2.5.2(c).

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	the Israeli law governed (i) first ranking fixed pledge agreement over certain specified equipment and (ii) the first ranking floating charge over the receivables of the Borrower from the sale of the TESs, dated on or around the date hereof to be entered into between the Borrower and the Bank in the form approved by the Bank (the “Equipment and Receivables Pledge Agreement”);

(b)	any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Senior Management Change” means that any Senior Management Personnel has ceased to be actively involved in the management of the Borrower without the Bank having given its prior written consent to such a change.

“Senior Management Personnel” means each of Avi Brenmiller, Nir Brenmiller and Doron Brenmiller.

“Shareholder Loan Agreement” means the Israeli law governed shareholder loan agreement between Avi Brenmiller as lender and the Borrower as borrower having an aggregate outstanding amount of up to 3,100,000 NIS (three million and one hundred thousand New Israeli Shekel).

“Subsidiary” means an entity of which the Borrower has direct or indirect control or owns directly or indirectly 50% (fifty per cent.) or more of the nominal value of its issued share capital or of the voting power therein or similar right of ownership or is entitled to appoint half or more of the directors or its general manager and “control” for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

“Tax” means any tax, levy, impost, duty, value added tax or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Description” has the meaning given to it in Recital (A).

“TES” means the innovative thermal energy storage system produced by the Borrower, as set out in Schedule A hereto.

“Tranche” means each disbursement made or to be made under this Contract consisting of Tranche A and Tranche B. In the event that no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 2.2.2 (Disbursement Offer).

“Tranche A” means the first Tranche as described in paragraph (a) of Article 2.2.1 (Tranches), in relation to which royalty fees are granted to the bank in accordance with Article 4.2 (Royalty Fees) and a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate Tranches).

“Tranche A Commitment” means EUR4,000,000 (four million euros), to the extent not cancelled, transferred or reduced under this Agreement.

“Tranche B” means the second Tranche as described in paragraph (b) of Article 2.2.1 (Tranches), in relation to which royalty fees are granted to the bank in accordance with Article 4.2 (Royalty Fees) and a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate Tranches).

“Tranche B Commitment” means EUR3,500,000 (three million five-hundred thousand euros), to the extent not cancelled, transferred or reduced under this Agreement.

“Voluntary Non EIB Prepayment” means a voluntary prepayment by any Group Company (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-EIB Financing where:

(a)	such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility); or

(b)	such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid.

Article 2

Credit and Disbursements

2.1	Amount of Credit

By this Contract, the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 7,500,000 (seven million five hundred thousand euro) for the financing of the Investment (the “Credit”).

2.2	Disbursement procedure

2.2.1	Tranches

Subject to the terms of this Contract, the Bank shall disburse the Credit in Euros in 2 (two) Tranches, as set out below:

(a)	Tranche A, in an amount up to the Tranche A Commitment; and

(b)	Tranche B, in an amount up to the Tranche B Commitment.

2.2.2	Disbursement Offer

Upon request by the Borrower and subject to Article 2.5 (Conditions of Disbursement), provided that no event mentioned in sub-paragraph (b) of Article 2.6 (Cancellation) has occurred and is continuing, the Bank shall send to the Borrower a Disbursement Offer for the disbursement under a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the amount of the Tranche, being an amount which is not more than the Available Commitment under that Tranche and which is a minimum of EUR2,000,000 (two million euros) or, if less, the Available Commitment under that Tranche;

(b)	the Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;

(c)	the interest rate basis of the Tranche, namely:

(i)	that it is a Fixed Rate Tranche;

(ii)	the Fixed Rate; and

(iii)	the Payment Dates and interest periods;

(d)	the terms and frequency for repayment of principal;

(e)	first Repayment Date and the Maturity Date;

(f)	the Disbursement Acceptance Deadline; and

(g)	the Royalties payable in relation to the Tranche.

2.2.3	Disbursement Acceptance

(a)	The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be signed by an Authorised Signatory with individual representation rights or 2 (two) or more Authorised Signatories with joint representation right and shall specify the Disbursement Account to which disbursement under that Tranche should be made in accordance with Article 2.3 (Disbursement Account).

(b)	If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided the conditions in Article 2.5.3 (All Tranches – Other Conditions) are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

(c)	The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms and the terms of this Contract on or before the Disbursement Acceptance Deadline, in which case the Tranche shall not be made available to the Borrower by the Bank, and the Credit shall not be affected.

2.3	Disbursement Account

(a)	Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is acceptable to the Bank.

(b)	Only one Disbursement Account may be specified for each Tranche.

2.4	Currency of disbursement

The Bank shall disburse each Tranche in EUR.

2.5	Conditions of Disbursement

2.5.1	Initial Documentary Conditions Precedent

No Disbursement Offer will be provided by the Bank under this Contract unless the Bank has confirmed that it has received:

(a)	all of the documents and other evidence listed in Schedule F (Initial Documentary Conditions Precedent) in form and substance satisfactory to it;

(b)	a structure chart showing the Group certified as being complete and correct by an authorised signatory of the Borrower provided such certification is dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date;

(c)	a certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in Schedule F (Initial Documentary Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date falling 14 (fourteen) days before the Disbursement Date; and

(d)	a legal opinion of Shibolet & Co., legal adviser to the Borrower, addressed to the Bank in a form satisfactory to the Bank, and dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date:

(i)	which includes the Searches on the relevant Obligor conducted on the date of such legal opinion; and

(ii)	which includes, among others, opinions on the due incorporation and valid existence of each Obligor, the authority and capacity of each Obligor to enter into the Finance Documents and perform its obligations thereunder, non-conflict with constitutional documents and on laws applicable to companies generally in Israel, no consents, registrations or filings are required (other than as listed) and no stamp duty is to be paid in respect of the Finance Documents, all corporate and other action required to be taken has indeed been taken, the due execution of the Finance Documents, choice of law and enforceability of judgments and that the Obligor is not entitled to claim immunity.

2.5.2	All Tranches - Documentary Conditions Precedent

No Disbursement Offer, including the first Disbursement Offer, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received, in form and substance satisfactory to it:

(a)	a certificate from the Borrower in the form of Schedule D (Form of Drawdown Certificate), signed by an Authorised Signatory and dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date;

(b)	a liquidity forecast for the next 12 (twelve) months of the Borrower certified by a director of the Borrower which confirms that the Borrower has sufficient liquidity to pay its debts as they fall due for at least 12 (twelve) months from the Disbursement Date, which may take into account the disbursement of the proposed Tranche; and

(c)	searches against the Borrower at the following registries/websites, to be dated no later than one Business Day prior to the proposed Disbursement Date (i) MAYA (TASE reporting portal), (ii) Registrar of Companies and (iii) the Israeli Ministry of Justice, Bankruptcy Register, evidencing that no filings or disclosures have been made in relation to the insolvency of the Borrower or any insolvency proceedings relating to the Borrower (collectively, known as the “Searches”).

2.5.3	All Tranches – Other Conditions

The Bank will only be obliged to make any Accepted Tranche available to the Borrower if on the Disbursement Date for the proposed Tranche:

(a)	the Repeating Representations are correct in all respects; and

(b)	no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute:

(i)	an Event of Default; or

(ii)	a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction),

or would, in each case, result from the disbursement of the proposed Tranche.

2.5.4	Tranche A – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche A unless the Bank has confirmed that it has received in form and substance satisfactory to it:

(a)	Evidence that no Indebtedness which following the first Disbursement Date would not constitute Permitted Indebtedness remains outstanding by (or is available to) the Borrower on or prior to the first Disbursement Date (including, for the avoidance of doubt, that all convertible loans have been converted);

(b)	Evidence that all Security, guarantees and indemnities granted by the Borrower which following the first Disbursement Date would not constitute Permitted Security or Permitted Guarantees will be irrevocably removed, released and discharged and de-registered on or prior to the first Disbursement Date;

(c)	Evidence that the Borrower has obtained a contribution in cash by way of capital contribution in an amount equal to at least EUR4,000,000 (four million euro) (out of which at least EUR2,000,000 (two millions euro) has been contributed after 1 January 2021)) by the first Disbursement Date, to be applied simultaneously with the Loan under Tranche A towards the Investment;and

(d)	Evidence that the Borrower is qualified under ISO certification standard that is related to the Borrower’s business and operations. Evidence that the Borrower holds a valid business license (temporary or permanent), all Environmental Approvals (including any toxins permit and emissions permit, if so required) and all other Authorisations, in each case that are required to enable the Borrower to operate the manufacturing plant which is the object of this Credit at Dimona industrial park, Israel.

2.5.5	Tranche B – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche B unless Tranche A has been disbursed and the Bank has confirmed that it has received in form and substance satisfactory to it:

(a)	Evidence that, following the date of this Agreement, the Borrower has obtained an aggregate contribution in cash by way of capital contribution in an amount equal to at least 100% of Tranche B by the relevant Disbursement Date to be applied simultaneously with the Loan under Tranche B towards the Investment (it being understood, for the avoidance of doubt, that any amount that has been applied to meet the test set out in sub-paragraph 2.5.4.(c) above shall not be taken into account for the purposes of this sub-paragraph 2.5.5(a));

(b)	minimum cumulated offtake orders of 730m3 of storage modules equivalent to around 50 MWht of thermal storage capacity (with an average conversion rate of 15 m3 per MWht);

(c)	A copy of a duly executed agreement with a third party (dated after the cut-off date of 31st August 2020) for at least one project outside Israel with a minimum order of 266 m3 of storage modules or 20 (266 m3 divided by 15 m3 per MWh) MWht thermal storage capacity; and

(d)	Evidence that the cumulative revenues of the Borrower for the Relevant Period immediately preceding the relevant Disbursement Date amount to at least EUR 4,000,000 (four million euros).

2.6	Cancellation

(a)	The Borrower may send a written notice to the Bank requesting the cancellation of the undisbursed portion of the Credit. The written notice:

(i)	must specify whether the Borrower would like to cancel the undisbursed portion of the Credit in whole or in part and, if in part, the amount of the Credit the Borrower would like to cancel; and

(ii)	must not relate to an Accepted Tranche which has a Disbursement Date falling within 5 (five) Business Days of the date of the written notice.

Upon receipt of such written notice, the Bank shall cancel the requested undisbursed portion of the Credit with immediate effect.

(b)	At any time upon the occurrence of the following events, the Bank may notify the Borrower in writing that the undisbursed portion of the Credit shall be cancelled in whole or in part:

(i)	a Prepayment Event, which for the avoidance of doubt and only in case of event pursuant to Article 5.3.1 (Cost reduction), by an amount equal to the amount by which it is entitled to cancel the Credit;

(ii)	an Event of Default; or

(iii)	an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event other than pursuant to Article 5.3.1 (Cost reduction) or an Event of Default.

On the date of such written notification the relevant undisbursed portion of the Credit shall be cancelled with immediate effect.

2.7	Fee for cancellation of an Accepted Tranche

(a)	If pursuant to sub-paragraph (a) of Article 2.6 (Cancellation) the Borrower cancels an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(b)	If pursuant to sub-paragraph (b) of Article 2.6 (Cancellation) the Bank cancels all or part of an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(c)	If an Accepted Tranche is not disbursed on the Disbursement Date because the conditions precedent set out in Article 2.5.3 (All Tranches – Other Conditions) are not satisfied on such date, such Tranche shall be cancelled and the Borrower shall pay to the Bank the relevant Cancellation Fee.

2.8	Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, any part of the Credit in respect of which no Disbursement Acceptance has been received in accordance with Article 2.2.3 (Disbursement Acceptance) shall be automatically cancelled, without any notice being served by the Bank to the Borrower.

2.9	Non-utilisation fee

(a)	If no disbursement is made within 6 (six) months from the date of this Contract or in case the Credit is cancelled in full under Article 2.6 (Cancellation) prior to the expiry of this term, the Borrower shall pay to the Bank a one-off contractual non-utilisation fee of 1% (100 basis points) of the Credit, aggregating to EUR75,000 (seventy-five thousand euros (the Non-utilisation Fee).

(b)	The Non-Utilisation Fee shall be payable by the Borrower to the Bank within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

(c)	If the date on which the Non-utilisation Fee is due to be paid is not a Relevant Business Day, payment shall be made on the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with a corresponding adjustment to the amount of non-utilisation fee due.

(d)	For the avoidance of doubt, the Non-Utilisation Fee payable under this Article 2.9 (Non-utilisation Fee) is independent of any other fees stipulated in this Contract.

2.10	Upfront fee

(a)	The Borrower shall pay to the Bank a one-off contractual upfront fee equal to 0.75% (seventy-five basis points) of the Credit (the Upfront Fee).

(b)	The Borrower shall pay the Upfront Fee to the Bank within 10 (ten) Business Days of signing of this Contract (and provide evidence thereof to the Bank, in form and substance satisfactory to the Bank).

2.11	Sums due under Article 2

Sums due under Article 2.5.4 (Cancellation), Article 2.9 (non-utilisation fee) and Article 2.10 (upfront fee) shall be payable in EUR. Sums due under Article 2.7 (Fee for Cancellation of an Accepted Tranche) shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

Article 3

The Loan

3.1	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.

3.2	Currency of repayment, interest and other charges

(a)	Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in EUR.

(b)	Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

Article 4

Interest

4.1	Fixed Rate Tranches

The Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate quarterly, semi-annually or annually in arrear on the relevant Payment Dates specified in the Disbursement Offer, and calculated on the basis of Article 6.1 (Day count convention). If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

4.2	Royalty Fees

In addition to the interest payable pursuant to Articles 4.1 (Fixed Rate Tranches) above, the Borrower shall pay to the Bank royalties calculated at the Royalty Rate on all Gross Sales (the Royalties) for each Royalty Period. The Royalties shall be payable until the Bank has received Royalties in an amount which aggregates to the highest amount of disbursements which has been at any time outstanding under this Contract (the Royalty Cap).

For the avoidance of doubt, the Royalties payable under this Article 4.2 (Royalty Fees) is independent of any other fees or interest stipulated in this Contract. The obligation of the Borrower to pay Royalties shall subsist even after the Credit has been repaid, prepaid or cancelled, until the Royalty Cap is reached.

Royalties shall be paid in Euro within 90 days of the end of each successive Royalty Period (the Royalty Payment Date) and shall be made by wire transfer of immediately available funds in accordance with Article 6 (payments) below or to such account or accounts designated by the Bank from time to time.

The Borrower shall pay any Royalties due to the Bank gross without deduction of any withholding or other incomes taxes and if subject to withholding or other incomes taxes the Borrower shall ensure that a sum is paid to the Bank as shall, after deduction of any withholding or other income tax, the equivalent to the Royalties otherwise payable under this Contract.

For the purpose of converting any Royalties that are due to the Bank into Euro from the local curreny, the rate of exchange to be applied shall be the rate of exchange used by the Bank in its usual course of business as at the close of business on the date when the relevant payment first become due.

At the same time as payment of Royalties falls due, the Borrower shall submit or cause to be submitted, to the Bank a statement in writing recording the calculation of those royalties payable as reflected in the Borrower’s published financial statements:

(a)	the number of TES’s which have been sold or licenced by the Borrower or any of the Borrower’s affiliates during the previous Royalty Period;

(b)	the number of TES’s which have been manufactured by the Borrower or any of the Borrower’s affiliates during the previous Royalty Period but not yet sold or licenced and which are considered finished goods;

(c)	the Gross Sales of each TES’s sold or licenced by the Borrower or any of the Borrower’s affiliates during the previous Royalty Period; and

(d)	the amount of royalties due and payable and the amount of any tax deductible or due to be deducted from those figures.

The Borrower shall keep such full, true and accurate records and books of account as may be necessary for the purpose of showing the amounts payable to the Bank hereunder, including records relating to revenue receipts. Such records and books shall be available, at all reasonable times and upon reasonable notice during the term of this Contract plus six years, to inspection and audit by the Bank, or its duly authorised agent or representative, who shall be entitled to take copies of, or extracts from, the records and books and in the event that an inspection or audit should reveal a discrepancy in the royalties paid from those payable under this Contract, the Borrower shall make up the shortfall within 30 days after receipt of invoice for that amount from the Bank.

4.3	Interest on overdue sums

Without prejudice to Article 9 (Events of default) and by way of exception to Article 4.1 (Fixed Rate Tranches), if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to:

(a)	for overdue sums related to Fixed Rate Tranches, the higher of (a) the applicable Fixed Rate plus 2% (200 basis points) or (b) EURIBOR plus 2% (200 basis points);

(b)	for overdue sums other than under sub-paragraph (a) of Article 4.3 (Interest on overdue sums) above, EURIBOR plus 2% (200 basis points),

and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 4.3 (Interest on overdue sums), the relevant periods within the meaning of Schedule B (Definition of EURIBOR) shall be successive periods of one month commencing on the due date. Any unpaid but due interest may be capitalised in conformity with article 1154 of the Luxembourg Civil Code. For the avoidance of doubt, capitalisation of interest shall occur only for interest due but unpaid for a period of more than one year. The Borrower hereby agrees in advance to have the unpaid interest due for a period of more than one year compounded and that as of the capitalisation, such unpaid interest will in turn produce interest at the interest rate set out in this Article 4.3 (Interest on overdue sums).

If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points) shall apply, calculated in accordance with the market practice for such rate.

Article 5

Repayment

5.1	Normal repayment

5.1.1	Repayment by instalments

The Borrower shall repay each Tranche by equal annual instalments of principal together with all other amounts outstanding under this Contract in relation to that Tranche on the Repayment Date(s) specified in the relevant Disbursement Offer.

The first Repayment Date of each Tranche shall fall on the first Repayment Date immediately following the third anniversary of the Disbursement Date of the Tranche. The last Repayment Date of each Tranche shall be a Repayment Date falling 6 years from the relevant Disbursement Date.

5.2	Voluntary prepayment

5.2.1	Prepayment option

(a)	Subject to Articles 5.2.2 (Prepayment Fee) and 5.4 (General), the Borrower may prepay all or part of any Tranche, together with accrued interest, any Prepayment Fee and indemnities if any, upon giving a Prepayment Request with at least 30 (thirty) calendar days’ prior notice specifying:

(i)	the Prepayment Amount;

(ii)	the Prepayment Date;

(iii)	if applicable, the choice of application method of the Prepayment Amount in line with sub-paragraph (a)(i) of Article 6.5.3 (Allocation of sums related to Tranches); and

(iv)	the Contract Number.

(b)	The Prepayment Request shall be irrevocable.

5.2.2	Prepayment Fee

If the Borrower prepays a Tranche, the Borrower shall pay the relevant Prepayment Fee on the Prepayment Date.

5.2.3	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Fee and the method of application of the Prepayment Amount. If the Prepayment Notice specifies Prepayment Fee, it shall also specify the deadline by which the Borrower may accept the Prepayment Notice, and the Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.

The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest and Prepayment Fee or indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer.

5.3	Compulsory prepayment

5.3.1	Cost Reduction

If the total cost of the Investment at completion by the final date specified in the Technical Description falls below the figure stated in Recital (A) so that the amount of the Credit exceeds 50% (fifty per cent.) of such total cost, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding up to the amount by which the Credit exceeds 50% (fifty per cent.) of the total cost of the Investment.

5.3.2	Change Events

The Borrower shall promptly inform the Bank if:

(a)	a Change-of-Control Event has occurred or is likely to occur in respect of itself;

(b)	a Delisting Event has occurred or is likely to occur;

(c)	there is or is likely to be an enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs or is likely to occur after the date of this Contract and which, in the opinion of the Borrower, would impair an Obligor’s ability to perform its obligations under the Finance Documents;

(d)	a Senior Management Change has occurred or is likely to occur; or

(e)	any person having direct or indirect control or holding interest or ownership of the Borrower (including for the avoidance of doubt any Shareholder) or any other Obligor becomes a Sanctioned Person; or any Sanctioned Person, directly or indirectly, gains control, interest or ownership of the Borrower or any other Obligor (“Sanction Event”).

In such case, or if the Bank has reasonable cause to believe that a Change-of-Control Event, a Delisting Event, a Change-of-Law Event, a Senior Management Change or a Sanction Event has occurred or is likely to occur, the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event. If 30 (thirty) days have passed since the date of such request and the Bank is of the opinion that the effects of such event cannot be mitigated to its satisfaction, or in any event if a Change-of-Control Event, Delisting Event, Change-of-Law Event, Senior Management Change or Sanction Event has actually occurred, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

5.3.3	Illegality

If it becomes unlawful in any applicable jurisdiction, or it becomes or is likely to become contrary to any Sanctions, for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

5.3.4	Disposals

If the Borrower disposes of assets forming part of the Investment or over which Security is given, or shares in subsidiaries holding assets forming part of the Investment or over which Security is given, without the approval of the Bank, the Borrower shall apply all proceeds of such disposal to prepay the Loan Outstanding (in part or in whole), together with accrued interest, promptly following receipt of such proceeds in accordance with sub-paragraph (b) of Paragraph 7 (Disposal of assets) of Schedule H (General Undertakings).

5.3.5	Prepayment Fee

In the case of a Prepayment Event in relation to a Tranche, the Borrower shall pay the relevant Prepayment Fee.

5.3.6	Prepayment mechanics

Any sum demanded by the Bank pursuant to Articles 5.3.1 (Cost Reduction) to 5.3.3 (Illegality) shall be paid on the date indicated by the Bank in its notice of demand, such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.3 (Illegality)).

5.4	General

(a)	A repaid or prepaid amount may not be reborrowed.

(b)	If the Borrower prepays a Tranche on a date other than a relevant Payment Date, or if the Bank exceptionally accepts, solely upon the Bank’s discretion, a Prepayment Request with prior notice of less than 30 (thirty) calendar days, the Borrower shall pay to the Bank an administrative fee in such an amount as the Bank shall notify to the Borrower.

Article 6

Payments

6.1	Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.

6.2	Time and place of payment

(a)	If neither this Contract nor the Bank’s demand specifies a due date, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

(b)	Each sum payable by the Borrower under this Contract shall be paid to the following account:

Bank:	European Investment Bank
City:	Luxembourg
Account number:	LU92 9980 0000 0000 0001
SWIFT Code/BIC:	BEILLULLXXX
Remark:	/RT or direct via TARGET2 (DVT),

or such other account notified by the Bank to the Borrower.

(c)	The Borrower shall provide the Contract Number as a reference for each payment made under this Contract.

(d)	Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. Any account in the name of the Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.

6.3	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off (including statutory set-off) or counterclaim.

6.4	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)	the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b)	the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in sub-paragraph (a) of Article 6.4 (Disruption to Payment Systems) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)	the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4 (Disruption to Payment Systems).

6.5	Application of sums received

6.5.1	General

Sums received from the Borrower shall only discharge its payment obligations if and when received in accordance with the terms of this Contract.

6.5.2	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:

(a)	first, any unpaid fees, costs, indemnities and expenses due under this Contract;

(b)	secondly, any accrued interest due but unpaid under this Contract;

(c)	thirdly, any principal due but unpaid under this Contract; and

(d)	fourthly, any other sum due but unpaid under this Contract.

6.5.3	Allocation of sums related to Tranches

(a)	In case of:

(i)	a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

(ii)	a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the amount prepaid shall be applied pro rata in reduction of each outstanding instalment.

(b)	Sums received by the Bank following a demand under Article 9.1 (Right to demand repayment) and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(c)	In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

Article 7

Borrower undertakings, financial covenants and representations

(a)	The Borrower makes the representations and warranties set out in Schedule G (Representations and Warranties) to the Bank on the date of this Contract in respect of itself and, where applicable, the other Obligors.

(b)	The Repeating Representations are deemed to be made by the Borrower (in respect of itself and, where applicable, the other Obligors) on the date of each Disbursement Acceptance, each Disbursement Date and each Payment Date by reference to the facts and circumstances then existing.

(c)	The undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits) remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is available.

(d)	The Borrower shall ensure compliance with the Financial Ratio in accordance with Schedule J (Financial Covenants).

Article 8

Charges and expenses

8.1	Taxes, duties and fees

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of each Finance Document or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Borrower is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

8.2	Other charges

The Borrower shall bear all charges, fees and expenses, including professional, legal, banking or exchange charges, registration fees and translation fees incurred in connection with the preparation, execution, implementation, enforcement and termination of the Finance Documents (including, but not limited to, any Guarantee Agreement entered into pursuant to Paragraph 16 (Guarantees) of Schedule H (General Undertakings)) or any related document, any amendment, supplement or waiver in respect of the Finance Documents or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.

8.3	Increased costs, indemnity and set-off

(a)	The Borrower shall pay to the Bank any costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation which occurs after the date of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)	The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

Article 9

Events of default

9.1	Right to demand repayment

The Bank may demand (in writing) without prior notice (mise en demeure préalable) or any judicial or extra judicial step immediate repayment by the Borrower of all or part of the Loan Outstanding (as requested by the Bank), together with accrued interest, any Prepayment Fee, any Royalties and all other accrued or outstanding amounts under this Contract and may take such others steps as it sees fit including enforcing the Security under the Security Documents, if:

(a)	any amount payable pursuant to any Finance Document is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(b)	any information or document given to the Bank by or on behalf of any Obligor or any representation, warranty or statement made or deemed to be made by the Borrower in, pursuant to or for the purpose of entering into any Finance Document or in connection with the negotiation or performance of any Finance Document is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	following any default of any Obligor in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,

(i)	such Obligor is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended.

(d)	any Obligor is insolvent under any applicable law or unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a commencement of protected negotiations (“masa u-matan mugan”) pursuant to the Israeli Insolvency Law or a moratorium is declared in respect of any indebtedness of an Obligor including a stay of proceedings order or a financial rehabilitation order, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness;

(e)	any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, a stay of proceedings (“ikuv halichim”), dissolution, administration or reorganisation or rehabilitation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an application is made for an initiation of proceedings order (“tsav le-ptichat halichim”) pursuant to the Israeli Insolvency Law or an application for a financial rehabilitation order (“tsav le-shikum calcali”) pursuant to the Israeli Insolvency Rehabilitation Lawis is made or an effective resolution is passed for the winding up of any Obligor, or if any Obligor takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities or any situation similar to any of the above occurs under any applicable law;

(f)	an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer (whether temporary or permanent) is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of any Obligor or any property forming part of the Investment;

(g)	any Obligor defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)	any Obligor defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;

(i)	any distress, execution, sequestration or other process is levied or enforced upon the property of any Obligor or any property forming part of the Investment and is not discharged or stayed within 14 (fourteen) days;

(j)	a Material Adverse Change occurs, as compared with the position at the date of this Contract;

(k)	any material licence required by an Obligor to conduct its business is revoked or terminated without being renewed or replaced within 20 Business Days and such revocation or termination has, or is reasonably likely to have, a Material Adverse Effect.

(l)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents, or the Finance Documents are not effective in accordance with their terms or is alleged by any Obligor to be ineffective in accordance with their terms;

(m)	any Finance Document ceases to be in full force and effect or any Security created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Bank) to be ineffective;

(n)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents Documents or the transactions contemplated in the Finance Documents Documents or against any Group Company or their respective assets which could reasonably be expected to be adversely determined and if so determined have or are reasonably likely to have a Material Adverse Change; or

(o)	any Obligor fails to comply with any other provision under the Finance Documents (including, without limitation, each of the undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits) and the Financial Ratio in Schedule J (Financial Covenant)), unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 (twenty) Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.

9.2	Other rights at law

Article 9.1 (Right to demand repayment) shall not restrict any other right of the Bank at law to require prepayment of the Loan Outstanding.

9.3	Prepayment Fee

In case of demand under Article 9.1 (Right to demand repayment), the Borrower shall pay the Bank the amount demanded together with the relevant Prepayment Fee.

9.4	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

Article 10

Law and jurisdiction, miscellaneous

10.1	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, the laws of Luxembourg.

10.2	Jurisdiction

(a)	The Courts of Luxembourg-City have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b)	The parties agree that the Courts of Luxembourg-City are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	This Article 10.2 (Jurisdiction) is for the benefit of the Bank only. As a result and notwithstanding sub-paragraph (a) above, it does not prevent the Bank from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

10.3	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

10.4	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

10.5	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.6	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

10.7	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

10.8	Counterparts

This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

10.9	Assignment and transfer by the Bank and the Borrower

(a)	The Bank may assign or transfer (by way of novation, sub-participation or otherwise) all or part of its rights, benefits or obligations under the Finance Documents and shall provide notice to the Borrower of such assignment or transfer. The Borrower herewith consents to any such assignment or transfer and shall cooperate and take such steps as a required to effect such assignment including signing any amendmnets or making any additional filings and registrations.

(b)	The Bank shall have the right to disclose all information relating to or concerning the Borrower, the Group, the Finance Documents and the Loan in connection with or in contemplation of any such assignment or transfer.

(c)	The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

(d)	Each Party hereby expressly accepts and confirms, for the purposes of articles 1278 and 1281 of the Luxembourg civil code and all other applicable laws, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Contract, any Security or guarantee provided pursuant to a Finance Document shall be preserved for the benefit of the transferee or assignee.

Final Articles

Article 11

11.1	Notices

11.1.1	Form of notice

(a)	Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter and electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter;

(ii)	in the case of any electronic mail sent by the Borrower to the Bank, only when actually received in readable form and only if it is addressed in such a manner as the Bank shall specify for this purpose, or

(iii)	in the case of any electronic mail sent by the Bank to the Borrower, when the electronic mail is sent.

(c)	Any notice provided by the Borrower to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more Authorised Signatories of the Borrower as appropriate, attached to the electronic mail.

(d)	Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

(e)	Without affecting the validity of electronic mail notices or communication made in accordance with this Article 11 (Notices), the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:

(i)	Disbursement Acceptance;

(ii)	any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii)	any other notice, communication or document required by the Bank.

(f)	The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).

11.1.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: OPS/ENPST/1-INPST 100 boulevard Konrad Adenauer L-2950 Luxembourg Email address: infrainnovationproducts@eib.org

For the Borrower	Attention: Nir Brenmiller, Executive Vice President 13 Amal St. Rosh Haayin, Israel Tel: +972-776935151 Mobile: +972-542000626 Email address: info@bren-energy.com

11.1.3	Demand after notice to remedy

The Bank and the Borrower shall promptly notify the other party in writing of any change in their respective communication details.

11.2	English language

(a)	Any notice or communication given under or in connection with this Contract must be in English.

(b)	All other documents provided under or in connection with this Contract must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in 3 originals in the English language.

At Luxembourg, this 31 March 2021.

Signed for and on behalf of EUROPEAN INVESTMENT BANK	Signed for and on behalf of BRENMILLER ENERGY LTD

/s/ D. Fitzpatrick	/s/ S. Becker	/s/ Avi Brenmiller
D. Fitzpatrick	S. Becker	Avi Brenmiller
Head of division	Senior Counsel

Schedule A

Investment Specification and Reporting

A.1 Technical Description

Scope, location

The aim of the operation is to co-finance the design and construction of a “first of a kind” manufacturing plant in Israel for the production of innovative thermal energy storage systems (“TES”) (the “Project”) to be commercialized across Europe, North America and Africa.

The fully automated commercial demonstration manufacturing plant entails a step-up of the manufacturing capacity compared to the current manual process of the existing pilot plant thanks to the innovative design of its storage unit. This will bring to the fast-growing energy storage market a cost-competitive technology across different key market segments with different value propositions.

Description

Brenmiller’s bCube™ manufacturing plant is designed to be a fully automated plant, producing 4 bCells per minute and 1 bCube™ per 100 minutes. All metallic parts will be produced by automated line with pressing machines fed by pick and place robots and conveyer systems. Pressed metallic parts are moved to an assembly station and followed by media filling station and 1000 ton press station for media compaction process. Conveyors take the full and sealed bCells to an assembly station where they are assembled with piping to form bCubes. The finished product moves to a loading ramp where it is loaded onto trucks and transported to site for assembly of the storage system.

The new fully automated plant will not only increase the bCell manufacturing capacity, but will also comprise 3 bCells production lines (which is the actual manufacturing process bottle neck) and 8 bCubes assembly stations with a total manufacturing capacity of:

(4 X 60 X 12 X 250) X 3 : 2702 = 8,000 bCube (or 2,160,000 bCell) per annum, i.e. around 4,000 MWh (or 4 GWh) thermal storage capacity manufactured per annum, according to the Company’s stated average figure of 0.5 MWh per bCube.

The Project includes in particular:

-	The scale-up from the pilot to commercial manufacturing of innovative thermal energy storage systems (“TES”).

-	Implement first-of-its-kind (“FOAK”) industrial-scale automated manufacturing line of innovative thermal energy storage systems (“TES”).

-	Sales of innovative thermal energy storage systems (“TES”) to B2B customers, project developers, system integrators. Licensing agreements for manufacturing of innovative thermal energy storage systems (“TES”) in selected geographical markets.

Timetable and investment table

The Project will be carried out in the period 2020-2023. Expenditures are expected to occur according to the below investment table, to be updated on a regular basis:

2 A standard 12m-long bcube contains 270 bcells.

Project costs - in Eur m	2020	2021	2022	2023	Total
Equipment	0.75	3.00	3.75	3.75	11.25
Installation	0.05	0.18	0.22	0.22	0.67
Planning	0.42	0.16	0.09	0.09	0.76
Systems	0.62	0.62	0.31	0.00	1.55
Others	0.03	0.03	0.02	0.02	0.10
CAPEX	1.87	3.99	4.39	4.08	14.33
OPEX	0.93	0.97	1.01	1.06	3.97
Total	2.80	4.96	5.40	5.14	18.30

with the following detailed CAPEX breakdown

A.2 Information Duties

Dispatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Financial and Contact
Company
Contact person
Function / Department
Address
Phone
Fax
Email

The above-mentioned contact person is the responsible contact for the time being.

The Borrower shall inform the EIB promptly in case of any change.

Information on the implementation of the loan underlying investments

The Borrower shall deliver to the Bank the following information on the progress of the Project during implementation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank

Progress Report on the loan underlying investments, including:

-       Brief update on the Technical Description, explaining the reasons for significant changes vs. initial scope;

-       Update on the date of completion of each of the main investment components, explaining reasons for any possible delay;

-      Update on the investment cost table, explaining reasons for any possible cost variations vs. initial budgeted costs according to the Technical Description;

-      Update on the business plan concerning the Project, including rate of achievement of the plan and reasons for potential deviations; including

o    Conclusion of any development, joint development, license or sales agreement

o    Any revenues in the previous two quarters from

■   Licencing fees

■   Sales of innovative thermal energy storage systems (“TES”).

■    other

-      Description of any major issue with impact on the environment or social impacts;

-      Any significant issue that has occurred and any significant risk that may affect the implementation and operation of the Project;

-      Any legal action concerning the Project that may be on-going.

6-months frequency: 30.06.2021 31.12.2021 30.06.2022 31.12.2022 30.06.2023 31.12.2023

Information on the end of works

The Borrower shall deliver to the Bank the following information on completion of the Investment at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank

Completion Report on the loan underlying Investment, including:

-      Final Technical Description of the Investment as completed, explaining the reasons for any significant change compared to the Technical Description;

-      Final investment cost table, explaining reasons for any possible cost variations vs. initial budgeted cost according to the Technical Description;

-      Final update on the business plan concerning the Project, including rate of achievement of the plan and reasons for potential deviations;

-      Description of any major issue with impact on the environment or social impacts;

-      Any significant issue that has occurred and any significant risk that may affect the operation of the Investment;

-      Any legal action concerning the Investment that may be on-going;

-      Annual production 2020,2021,2022 realised, 2023 expected

-      Total revenues 2020,2021,2022 realised and 2023 expected from the activities financed with this operation through

o     Licencing fees

o     Sales of innovative thermal energy storage systems (“TES”).

o     other

-      Total Group revenues

-      Total Group employment

-      Employment supported by the operation during the construction stage and permanent

-      Annual production of in both m3 and MWht (thermal) of innovative thermal energy storage systems (“TES”) for 2020,2021,2022 realised, 2023 expected

3 months after Project completion, i.e.: 31.03.2024

Language of reports	English

Schedule B

Definition of EURIBOR

EURIBOR

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)	in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).

For the purposes of paragraphs (a) to (c) above:

(i)	“available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and

(ii)	“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately 11:00 a.m., Brussels time on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period. The Bank shall inform the Borrower without delay of the quotations received by the Bank.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If no Screen Rate and/or the EURIBOR replacement rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

Schedule C

Form of Disbursement Offer/Acceptance

To:	Brenmiller Energy Ltd

From:	European Investment Bank

Date:

Subject:	Disbursement Offer/Acceptance for the finance contract between European Investment Bank and Brenmiller Energy Ltd dated [*** insert date of signature ***] (the “Finance Contract”)

Contract Number 90061

Serapis Number 2018-0605

Dear Sir or Madam,

We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.

Following your request for a Disbursement Offer from the Bank, in accordance with Article 2.2.2. (Disbursement Offer) of the Finance Contract, we hereby offer to make available to you the following Tranche:

(a)	Tranche [A/B]

(b)	Amount to be disbursed:

(c)	Disbursement Date:

(d)	Interest rate basis: Fixed Rate Tranche

(e)	Fixed Rate:

(f)	Payment Dates and interest periods:

(g)	Terms and frequency for repayment of principal:

(h)	First Repayment Date and Maturity Date: and

(i)	the applicable Royalty Cap:

To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following electronic mail [●] no later than the Disbursement Acceptance Deadline of [time], Luxembourg time, on [date].

The Disbursement Acceptance below must be signed by an Authorised Signatory with individual representation rights or 2 (two) or more Authorised Signatories with joint representation right and must be fully completed as indicated, to include the details of the Disbursement Account.

If not duly accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse.

If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 2.5 (Conditions of Disbursement).

Yours faithfully,

EUROPEAN INVESTMENT BANK

We hereby accept the above Disbursement Offer for and on behalf of the Borrower:

__________________________________________

Date:

Account to be credited[3]:

Account N°:

Account Holder/Beneficiary:

(please, provide IBAN format if the country is included in IBAN Registry published by SWIFT, otherwise an appropriate format in line with the local banking practice should be provided)

Bank name, identification code (BIC) and address:

Payment details to be provided:

Please transmit information relevant to:

Name(s) of the Borrower’s Authorised Signatory(ies):
………………………………………………………..………………………………………………..
Signature(s) of the Borrower’s Authorised Signatory(ies):

IMPORTANT NOTICE TO THE BORROWER:

BY COUNTERSIGNING ABOVE YOU CONFIRM THAT THE LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS PROVIDED TO THE BANK WAS DULY UPDATED PRIOR TO THE PRESENTATION OF THE ABOVE DISBURSEMENT OFFER BY THE BANK.

IN THE EVENT THAT ANY SIGNATORIES OR ACCOUNTS APPEARING IN THIS DISBURSEMENT ACCEPTANCE ARE NOT INCLUDED IN THE LATEST LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS RECEIVED BY THE BANK, THE ABOVE DISBURSEMENT OFFER SHALL BE DEEMED AS NOT HAVING BEEN MADE.

3 The details concerning banking intermediary are also to be provided if such intermediary has to be used to make the transfer to the Beneficiary’s Account.

Schedule D

Form of Drawdown Certificate

To:	European Investment Bank

From:	Brenmiller Energy Ltd

Date:

Subject:	Finance contract between European Investment Bank and Brenmiller Energy Ltd dated [*** insert date of signature ***] (the “Finance Contract”)

Contract Number 90061 Serapis Number 2018-0605

Dear Sir or Madam,

Terms defined in the Finance Contract have the same meaning when used in this letter.

For the purposes of Article 2.5 (Conditions of Disbursement) of the Finance Contract we hereby certify to you as follows:

(a)	no Prepayment Event has occurred and is continuing unremedied;

(b)	no security of the type prohibited under Paragraph 23 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;

(c)	there has been no material change to any aspect of the Investment or in respect of which we are obliged to report under the Finance Contract, save as previously communicated by us in writing;

(d)	no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction) of the Finance Contract has occurred or is continuing, or would, in each case, result from the disbursement of the proposed Tranche;

(e)	no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(f)	the Repeating Representations are correct in all respects;

(g)	no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract; and

(h)	the borrowing of the Credit, or any part thereof, by the Borrower is within the corporate powers of the Borrower.

Yours faithfully,

For and on behalf of Brenmiller Energy Ltd

Date:

Schedule E

Form of Compliance Certificate

To:	European Investment Bank

From:	Brenmiller Energy Ltd

Date:

Subject:	Finance contract between European Investment Bank and Brenmiller Energy Ltd dated [*** insert date of signature ***] (the “Finance Contract”)

Contract Number 90061 Serapis Number 2018-0605

Dear Sir or Madam,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.

We hereby confirm:

(a)	[insert information regarding asset disposal];

(b)	[no security of the type prohibited under Paragraph 23 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;]

(c)	[that the Cash and Cash Equivalent Investments has not been less than EUR350,000 (three hundred and fifty thousand euros) on any date, and amounts to EUR[●] on [the date hereof]; and

(d)	[no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction) of the Finance Contract has occurred or is continuing.] [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it]

Yours faithfully,

For and on behalf of Brenmiller Energy Ltd

[director]	[director]

Schedule F

Initial Documentary Conditions Precedent

(a)	The duly executed Finance Documents and in respect of the Equipment and Receivables Pledge Agreement, two original wet-ink copies duly signed by all parties thereto.

(b)	Two original wet-ink copies of the following documents:

(i)	A Hebrew translation of the Equipment and Receivables Pledge Agreement, in each case certified as accurate by the Borrower;

(ii)	A pledge registration form (Form 10) in respect of the Equipment and Receivables Pledge Agreement, duly signed by an officer of the Borrower.

(c)	Duly executed original copies of all consents, notices, instructions and other documents required under or in connection with this Finance Contract and the Security Documents, including the following:

(i)	consent of the IIA to the grant of the Security Documents;

(ii)	consent of the Ministry, Shalav to the grant of the Security Documents;

(iii)	consent of the Ministry, Investment Authority to the grant of the Security Documents;

(iv)	consent of the Israeli Ministry of Energy to the grant of the Credit under this Finance Contract.

(d)	Evidence that the Shareholder Loan Agreement has been repaid in the form and substance satisfactory to the Bank.

(e)	The constitutional documents of each Obligor including, the certificate of incorporation (and any certificates of change of name), memorandum and articles of association.

(f)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party including the grant of the Loan and resolving that it execute the Finance Documents to which it is a party and granting the creation of the security pursuant to the Security Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	confirming that all approvals have been obtained including those necessary under the Israeli Companies Law.

(g)	To the extent applicable, a copy of shareholder resolutions approving the terms of, and the transactions contemplated by, the Finance Documents to which the relevant Obligor is a party (other than the Borrower).

(h)	A certificate of an authorised signatory of each Obligor certifying that (i) borrowing, guaranteeing or securing, as appropriate, the Credit will not cause any borrowing, guaranteeing or similar limit binding on that Obligor to be breached and (ii) it is solvent and that the entry by it into the Finance Documents will neither compromise its financial position nor render it insolvent as a matter of Israeli law.

(i)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule F is correct, complete and in full force and effect as at a date no earlier than the date of this Contract.

(j)	Evidence of filing at the Israeli Registrar of Companies of the Equipment and Receivables Pledge Agreement within 21 days of the date of its creation.

(k)	A search at the Registrar of Companies against the Borrower evidencing that there are no other pledges registered other than the Permitted Security.

(l)	Evidence of the registration at the Israeli Registrar of Companies of the Equipment and Receivables Pledge Agreement in the form requested by the corresponding pledge registration forms (Form 10).

(m)	The List of Authorised Signatories and Accounts.

(n)	A legal opinion of Allen & Overy, société en commandite simple, legal advisers to the Bank in Luxembourg, addressed to the Bank on the legality, validity and enforceability of the Finance Documents under Luxembourg law.

(o)	A legal opinion of Herzog, Fox & Neeman, legal advisers to the Bank in Israel, addressed to the Bank on the legality, validity and enforceability of the Finance Documents under Israeli law.

(p)	a legal opinion of Shibolet & Co., legal adviser to the Borrower, addressed to the Bank, and dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date:

(i)	which includes the Searches on the relevant Obligor conducted on the date of such legal opinion; and

(ii)	which includes opinion, among others, on the due incorporation and valid existence of each Obligor, the authority and capacity of each Obligor to enter into the Finance Documents and perform its obligations thereunder, non-conflict with constitutional documents and on laws applicable to companies generally in Israel, no consents, registrations or filings are required (other than as stated therein) and no stamp duty is to be paid in respect of the Finance Documents, all corporate and other action required to be taken has indeed been taken, the due execution of the Finance Documents, choice of law and enforceability of judgments and that the Obligor is not entitled to claim immunity.

(q)	The latest audited financial statements of the Obligors.

(r)	Evidence of payment of all the fees and expenses as required under the Finance Documents.

(s)	A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or the validity and enforceability of the same.

Schedule G

Representations and Warranties

1.	Authorisations and Binding Obligations

(a)	The Borrower is duly incorporated and validly existing as a public company with limited liability under the laws of its jurisdiction of incorporation. Each other Obligor is duly incorporated and validly existing as a private company with limited liability under the laws of its jurisdiction of incorporation.

(b)	Each Obligor has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents and has taken all necessary action to authorise its entry into the, performance and delivery of the Finance Documents and the transactions contemplated by those Finance Documents.

(c)	The Borrower and each other Israeli Obligor is not a “company in violation” (hevrah meferah”) as defined in Section 362A of the Israeli Companies Law and it has not received notice that it is expected to be registered as such.

(d)	Each Obligor has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence. The Borrower holds a valid business license (temporary or permanent) and all Environmental Approvals (including any toxins permit and emissions permit, if so required) and all other Authorisations, in each case that are required to enable the Borrower to operate the manufacturing plant which is the object of this Credit at Dimona industrial park, Israel and implement and operate the Investment and the Borrower has complied with the terms of those Authorisations.

(e)	The execution and delivery of, the performance of each Obligor’s obligations under and compliance with the provisions of the Finance Documents do not and will not contravene or conflict with:

(i)	any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or

(iii)	any provision of its constitutional documents.

(f)	The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

2.	No default or other adverse event

(a)	There has been no Material Adverse Change since 22 October 2020. (Non-repeating)

(b)	No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

3.	No proceedings

(a)	No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

(b)	To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against any Obligor not previously disclosed in writing to the Bank.

(c)	As at the date of this Contract, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

4.	Exclusion criteria

At the date of this Contract,

(a)	no corporate action, legal proceeding or other formal procedure or step described in Clause 9.1(e) or creditors’ process described in Clause 9.1(f) and/or 9.1(e) has been taken against any Obligor and none of the circumstances described in Clause 9.1(c) applies to any Obligor;

(b)	the Borrower is not deemed insolvent, is not subject to insolvency, is not being wound up, is not having its affairs administered by a liquidator or by the courts, is not in an arrangement with creditors, is not having its business activities suspended, or is not in any analogous situation arising from a similar procedure provided for in national legislation or regulations;

(c)	in the past five years, the Borrower has not been the subject of a final judgment or final administrative decision for being in breach of its obligations relating to the payment of taxes or social security contributions in accordance with the applicable law and where such obligations remain unpaid unless a binding arrangement has been established for payment thereof;

(d)	in the past five years, the Borrower or persons having powers of representation, decision-making or control over it have not been convicted of an offence concerning their professional conduct by a final judgment, which would affect their ability to implement a Financial Instrument and which is for one of the following reasons:

(i)	negligently providing misleading information that may have a material influence or fraudulently misrepresenting information required for the verification of the absence of grounds for exclusion or the fulfilment of selection criteria or in the performance of a contract or an agreement;

(ii)	entering into agreements with other persons aimed at distorting competition;

(iii)	attempting to unduly influence the decision-making process of the contracting authority during the award procedure;

(iv)	attempting to obtain confidential information that may confer upon it undue advantages in the award procedure;

(e)	in the past five years, the Borrower or persons having powers of representation, decision-making or control over it have not been the subject of a final judgment for:

(i)	fraud;

(ii)	corruption;

(iii)	participation in a criminal organisation;

(iv)	money laundering or terrorist financing;

(v)	terrorist offences or offences linked to terrorist activities, or inciting, aiding, abetting or attempting to commit such offences;

(vi)	child labour and other forms of trafficking in human beings;

(f)	the Borrower is not subject to a decision on exclusion contained in the published early detection and exclusion system database set up and operated by the European Commission.

(Non-repeating)

5.	Security

(a)	It is the sole legal and beneficial owner and has good title to the assets which it charges or purports to charge pursuant to the Security Documents.

(b)	At the date of this Contract, no Security exists over the assets of any Group Company other than Permitted Security.

(c)	The Security conferred by each Security Document constitutes a security interest of the type, priority and ranking described, over the assets referred to, in that Security Document and those assets are not subject to any other Security.

(d)	The assets subject to the Security conferred by each Security Document include and are subject to (without limitation) all of the assets, rights and receivables of the Borrower relating to the Project and no Security other than the Security created pursuant to the Security Documents exists over such assets.

6.	Ranking

(e)	Its payment obligations under this Contract and the other Finance Documents rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(f)	No financial covenants have been concluded with any other creditor of any Obligor.

(g)	No Voluntary Non EIB Prepayment has occurred.

7.	Anti-Corruption and Compliance with laws

(a)	Each Obligor is in compliance with all applicable European Union, Israeli and other applicable laws, including any applicable anti-bribery and anti-corruption legislation.

(b)	To the best of its knowledge, no funds invested in the Investment by any Obligor or by its controlling entities are of illicit origin, including products of money laundering or linked to the financing of terrorism.

(c)	No Obligor is engaged in any Criminal Offence and to the best of the Borrower’s knowledge no Criminal Offence have occurred in connection with the Investment. (Non-repeating);

(d)	No Obligor shall apply or make available any amounts borrowed by it under this Contract to, or for the benefit of, persons or entities designated by restrictive measures adopted pursuant to Article 215 of the Treaty on the Functioning of the European Union or any other applicable law.

8.	Accounting and Tax

(a)	The latest available consolidated and unconsolidated audited accounts of the Borrower have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and the other Obligors, as relevant.

(b)	The accounting reference date of the Borrower is 31 December.

(c)	No Obligor is required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents. (Non-repeating)

(d)	All Tax returns required to have been filed by each Obligor or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(e)	Each Obligor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(f)	With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(g)	Under the laws of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents except in the case of the Equipment and Receivables Pledge Agreement which is required to be filed at the Israeli Registrar of Companies within 21 days of their creation. (Non-repeating)

9.	Information provided

(a)	Any factual information provided by any Group Company for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of this Contract.

(b)	The Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract, and other than as set out therein the Borrower owns no other equity and/or shares in any other business entity. (Non-repeating)

(c)	As at the date of this Contract, (i) information provided by the Borrower under the InnovFin Application Form is complete, accurate and true in all respects; and (ii) the Borrower complies with the eligibility and exclusion criteria set out in the Horizon 2020 Framework EU Programme to be the beneficiary of the Credit as such criteria are listed in the InnovFin Application Form. (Non-repeating).

10.	No indebtedness

No Obligor has Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating).

11.	Governing law and enforcement

The choice of governing law of the Finance Documents to which an Obligor is a party will be recognised and enforced in the jurisdiction of incorporation of such Obligor.

Any judgment obtained in relation to a Finance Document to which an Obligor is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the jurisdiction of incorporation of such Obligor.

12.	No Instalment Arrangements

No Israeli Obligor is a party to an instalment arrangement (“hesder prisa”) with the Israeli tax authority, the National Insurance Institute of Israel (“Bituach Leumi”) or any municipal authority in Israel, according to which obligatory payments of the applicable Israeli Obligor to such entities will be rescheduled, deferred or otherwise paid in instalments, which in each case are classified as “Preferred Debts” (“hovot be-din kdima”) under Section 234(a)(5) of the Israeli Insolvency Law.

13.	IIA Funding and other Governmental Grants

(a)	As of the date of this Contract, no Obligor has applied for, accepted or received any Governmental Grant and no governmental authority, university, college or other educational institution, milti-national, bi-national or international organisation or research centre has any claim or right (including licensing rights) with respect to the Obligors or its products or Intellectual Property Rights or revenues other than the Governmental Grants and in such amounts as listed in Schedule K (Permitted Grants).

(b)	No authorisation or approval or other action by, and no notice or filing with or from the IIA or the providers of any Governmental Grants (to the Borrower or any other Obligor) or any other third parties is required for the due execution, delivery, performance, registration or perfection of any of the Finance Documents (including the grant of the Security Documents) other than as has been made or obtained or will have been made or obtained prior to the provision of the first Disbursement Offer and such authorisations or approvals are in full force and effect.

14.	No Immunity

No Obligor, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

15.	Pensions

The pension and severance pay and other social benefit payments due to be made by the Obligors in respect of its employees (if any) are fully funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant employees are located.

16.	Sanctions

(a)	Neither the Borrower, nor any other Obligor is a Sanctioned Person or in breach of any Sanctions; and, to the best of its respective knowledge and belief, none of the Borrower’s or Obligor’s Relevant Persons is a Sanctioned Person or in breach of any Sanctions.

(b)	No person having direct or indirect control or holding interest or ownership of the Borrower or any other Obligor is a Sanctioned Person or in breach of any Sanctions.

(c)	It is acknowledged and agreed that the representations set out in this Paragraph 16 are only sought and given to the extent that to do so would be permissible pursuant to the Council Regulation (EC) No 2271/96 of 22 November 1996 as amended and/or restated from time to time, the “EU Blocking Regulation”) or a similar applicable anti-boycott rule of the EU.

Schedule H

General Undertakings

1.	Use of Loan

The Borrower shall use all amounts borrowed by it under the Loan to carry out the Investment.

2.	Completion of Investment

The Borrower shall or shall procure that the Investment is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

3.	Procurement procedure

The Borrower undertakes to purchase equipment, secure services and order works for the Investment by acceptable procurement procedures complying, to the satisfaction of the Bank, with its policy as described in its Guide to Procurement.

4.	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it or the Investment is subject including any applicable mandatory national and local social, union and employment laws and standards. The Borrower shall obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation including any Environmental Approval and business licence (temporary or permanent), required under law or regulation to enable it to operate the manufacturing plant which is the object of this Credit at Dimona industrial park, Israel and implement and operate the Investment.

5.	Environment

The Borrower shall:

(i)	implement and operate the Investment in compliance with Environmental Law;

(ii)	obtain, maintain and comply with requisite Environmental Approvals for the Investment,

and upon becoming aware of any breach of this Paragraph 5 (Environment):

(i)	the Borrower shall promptly notify the Bank;

(ii)	the Borrower and the Bank will consult for up to 15 (fifteen) Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and

(iii)	the Borrower shall remedy the breach within 30 (thirty) Business Days of the end of the consultation period.

6.	Integrity

The Borrower shall take, within a reasonable timeframe, appropriate measures in respect of any Relevant Person who becomes a Sanctioned Person or any member of its management bodies who has been convicted by a final and irrevocable court ruling of a Criminal Offence perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such Relevant Person or member is excluded from any Borrower’s activity in relation to the Loan or the Investment.

7.	Disposal of assets

(a)	Except as provided below, the Borrower shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company’s business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).

(b)	Sub-paragraph (a) above does not apply to any such disposal:

(i)	made with the prior written consent of the Bank;

(ii)	made on arm’s length terms in the ordinary course of business of a Group Company;

(iii)	made on arm’s length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(iv)	made on arm’s length terms in exchange for other assets comparable or superior as to type, value and quality;

(v)	by one Obligor to another Obligor;

(vi)	constituted by a licence of Intellectual Property Rights;

(vii)	made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent.) of their initial value or which are obsolete;

(viii)	excluding any disposal otherwise permitted under (ii) to (vii) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) 10% (ten per cent.) of Total Assets during any financial year, and (y) 25% (twenty five per cent.) of Total Assets during the term of the Credit; or

(ix)	arising as a result of Permitted Security,

provided that the disposal is not of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (a) the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal, or (b) the proceeds of the disposal are applied to prepay the Bank in accordance with Article 5.3.4 (Disposals).

For the purposes of this Paragraph 7 (Disposal of assets), “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

8.	Maintenance of assets

The Borrower shall maintain, repair, overhaul and renew all assets required in relation to the Investment and in respect of these assets subject to the Security Documents as required to keep such assets in good working order.

9.	Insurances

The Borrower shall, and shall procure that each Group Company shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

10.	Change in business

The Borrower shall procure that no substantial change is made to the general nature business of the Borrower or the Group as a whole from that carried on at the date of this Contract.

11.	Merger

The Borrower shall not, and shall procure that no Group Company shall, enter into any amalgamation, demerger, merger or corporate reconstruction (as each such term is defined under any applicable law (including, with respect to the Borrower and any Israeli Group Company, the Israeli Companies Law and the Israeli Income Tax Ordinance)); unless:

(a)	with the prior written consent of the Bank; or

(b)	such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:

(i)	only Group Companies are involved;

(ii)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(iii)	if the Borrower is involved, (i) the rights and obligations of the Borrower under this Contract will remain with the Borrower, (ii) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower’s obligations under this Contract; and (iv) all of the business and assets of the Borrower are retained by it.

12.	Books and records

Each Obligor shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and its assets and business, including expenditures in connection with the Investment, in accordance with GAAP as in effect from time to time for a period of five (5) years following the last repayment of the Credit under this Contract.

13.	Ownership

(a)	The Borrower shall maintain not less than 51% (fifty one per cent.) of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Borrower.

(b)	The Borrower shall in aggregate maintain not less than 51% (fify one per cent.) of the share capital, directly or indirectly, of each Guarantor, unless prior written consent of the Bank is received by the Borrower.

(c)	The Borrower shall immediately notify the Bank in the event of a new entity becoming a Subsidiary of the Borrower through any means, including but not limited to acquisition, creation and spin-off.

(d)	The undertakings in sub-paragraphs (a) and (b) above shall be calculated in accordance with GAAP as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time and tested annually.]

14.	Acquisitions

The Borrower shall not, and shall procure that no Group Company shall, invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition or investment:

(a)	with the prior written consent of the Bank;

(b)	by one Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor;

(c)	by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(i)	such entity has not yet commenced commercial operations;

(ii)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition; or

(d)	of shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, the consideration for which does not exceed an aggregate amount of (x) EUR 250,000 (two hundred and fifty thousand euro) during any financial year, and (y) EUR 500,000 (five hundred thousand euro) during the term of the Credit, provided that:

(i)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(ii)	the acquired entity is engaged in a business similar or complementary to the business carried on by the Group as at the date of this Contract;

(iii)	the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(iv)	in respect of any acquisition where the consideration exceeds EUR 200,000 (two hundred thousand euro), legal and financial due diligence reports (including customary reliance letters in favour of the Bank) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the 3 (three) next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank; and

(v)	the Borrower provides a Compliance Certificate for the 2 (two) 12 (twelve) month financial periods immediately following the acquisition, updated on a pro forma basis as if the acquisition has occurred.

15.	Indebtedness

The Borrower shall not, and shall procure that no other Group Company shall, incur or allow to remain outstanding any Indebtedness, save for Indebtedness incurred:

(a)	with the prior written consent of the Bank;

(b)	under this Contract;

(c)	under any Finance Lease if the aggregate liability in respect of the equipment leased does not at any time exceed EUR 200,000 (two hundred thousand euro) (or its equivalent in another currency or currencies);

(d)	under Permitted Hedging;

(e)	listed in Schedule L (Additional Permitted Indebtedness);

(f)	under any letters of credit provided that such Indebtedness does not, singularly or in aggregate, exceed EUR 200,000 (two hundred thousand euro) (or its equivalent in another currency or currencies);

(g)	in respect of a Permitted Guarantee; or

(h)	not permitted by the preceding sub-paragraphs and the outstanding amount of which does not exceed EUR 200,000 (two hundred thousand euro) (or its equivalent) in aggregate for the Group at any time.]

16.	Guarantees

(a)	The Borrower shall not, and shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person save for:

(i)	with the prior written consent of the Bank; or

(ii)	guarantees issued in the ordinary course of trade by any Group Company under or in connection with:

(1)	the Guarantee Agreement;

(2)	any negotiable instruments;

(3)	any performance bond;

(4)	any performance guarantee or warranty granted to a purchaser in the context of the sale of any TES’s (up to 10% of the sale value of the relevant TES); or

(5)	in connection with any Permitted Indebtedness.

(b)	The Borrower shall procure that, as soon as any Group Company becomes a Material Subsidiary (as identified in any accounts delivered to the Bank from time to time pursuant to Paragraph 2 (Information concerning the Borrower) of Schedule I (Information and Visits), that Group Company shall promptly notify the Bank and on the Bank’s request enter into a Guarantee Agreement and provide the Bank with:

(i)	a certified copy of the resolution of the competent body (management board, supervisory board, board of directors and/or general meeting of shareholders) of such Material Subsidiary duly authorising the execution of such Guarantee Agreement and duly authorising the person or persons signing such Guarantee Agreement on behalf of such Material Subsidiary together with the specimen signature of each such person or persons;

(ii)	evidence that such Material Subsidiary has obtained all necessary Authorisations required in connection with such Guarantee Agreement and, where applicable, any accession deed in respect of such Guarantee Agreement; and

(iii)	a legal opinion of a reputable law firm in the jurisdiction of incorporation of such Material Subsidiary, addressed to the Bank on the valid existence of such Material Subsidiary, the authority and capacity of such Material Subsidiary to enter into the Guarantee Agreement and on the due execution and choice of law of the Guarantee Agreement, each in form and substance satisfactory to the Bank.

17.	Hedging

The Borrower shall not, and shall procure that no other Group Company shall, enter into any derivative transaction other than Permitted Hedging, where “Permitted Hedging” means:

(a)	any derivative transaction by a Group Company to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and

(b)	any derivative instrument of a Group Company which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.

18.	Restrictions on distributions

The Borrower shall not, and shall procure that no other Group Company shall, declare or distribute dividends, or return or purchase shares, save for:

(a)	with the prior written consent of the Bank;

(b)	payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor;

(c)	any dividend payments made by any Subsidiary.

19.	Restrictions on loans

The Borrower shall not, and shall ensure that no other member of the Group will, be a creditor in respect of any Indebtedness, save for:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	any loan made by one member of the Group (other than an Obligor) to another member of the Group;

(c)	a loan made by one Obligor to another Obligor; or

(d)	any other Indebtedness or loan advanced to or made available by any member of the Group with the prior written consent of the Bank.

20.	Restrictions on intercompany loans

The Borrower shall not, and shall procure that no other Group Company shall, make any payment in respect of any intercompany loan, save for:

(a)	with the prior written consent of the Bank;

(b)	where the lender of the intercompany loan is the Borrower or an Obligor; or

(c)	the payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

21.	Intellectual Property Rights

The Borrower shall, and shall procure that each other Group Company shall, (i) obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party.

22.	Maintenance of Status

The Borrower shall, and shall procure that each other Group Company shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

23.	Negative pledge

(a)	The Borrower shall not (and shall procure that no other Group Company shall) create or permit to subsist any Security over any of its assets.

(b)	For the purposes of this Paragraph 23 (Negative pledge), the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(c)	Sub-paragraph (a) above does not apply to any Security, listed below:

(i)	any Security listed in Schedule M (Existing Permitted Security) except to the extent the principal amount secured by that Security exceeds the amount stated;

(ii)	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security over or affecting any asset acquired by Group Company after the date of this Contract if:

(1)	the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(2)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(3)	the Security is removed or discharged within three (3) months of the date of acquisition of such asset;

(vi)	any Security over or affecting any asset of any company which becomes a Group Company after the date of this Contract, where the Security is created prior to the date on which that company becomes a Group Company, if:

(1)	the Security was not created in contemplation of the acquisition of that company;

(2)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(3)	the Security is removed or discharged within three (3) months of that company becoming a Group Company;

(vii)	any Security entered into pursuant to this Contract;

(viii)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Company; or

(ix)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by a Group Company other than any permitted under sub-paragraphs (i) to (viii) above) does not exceed 200,000 euros (or its equivalent in another currency or currencies).

24.	Governmental Grants

The Borrower shall (i) not (and shall procure that no other Group Company) accept or receive any Governmental Grant (other than the Governmental Grants listed in Schedule K (Permitted Grants) which are permitted only up to the maximum amounts listed for those Governmental Grants in Schedule K (Permitted Grants) (ii) nor apply for or request an increase to any Permitted Grant, in each case without the prior written consent of the Bank.

25.	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if requested by the Bank, supply to the Bank copies of any Authorisations required under any law or regulation of a relevant jurisdiction to enable it to:

(i)	perform its obligations under the Finance Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in each of any Finance Document; and

(iii)	own its assets and carry on its business, trade and ordinary activities as currently conducted where failure to obtain or comply with those Authorisations would result in a Material Adverse Change.

26.	Other Undertakings

The Borrower shall take note of the Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism (as published on the Bank’s website and as may be amended from time to time).

27.	Data Protection

(a)	Before disclosing any personal data (other than mere contact information relating to the Borrower’s personnel involved in the management of this Contract) to the Bank in connection with this Contract, the Borrower shall ensure that each data subject of those personal data:

(i)	has been informed of the disclosure (including the categories of personal data to be disclosed); and

(ii)	has the information in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities set out at the relevant time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower in writing from time to time).

28.	EU Guidelines

Following the signature by the State of Israel of the agreement to join the Horizon 2020 programme, the new EU research and innovation programme, dated 8 June 2014 and the terms set out therein, the Borrower by signing this agreement commits to comply with the EU Guidelines on the eligibility of Israeli entities for financial instruments funded by the EU from 2014 onwards.

29.	Signing – Condition Subsequent

Within 10 (ten) Business Days following the signing of this Contract, the Borrower shall provide evidence to the Bank, in form and substance satisfactory to it, that the Upfront Fee has been paid to the Bank.

28.	Sanctions

(a)	The Borrower shall not, and shall procure that any other Obligor shall not, directly or indirectly maintain or enter into a business relationship with, and/or make any funds and/or economic resources available to, or for the benefit of, any Sanctioned Person in connection with the Investment.

(b)	The Borrower shall not, and shall procure that any other Obligor shall not, directly or indirectly:

(i)	use all or part of the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any person, in each case, in any manner that would result in a breach by itself or by the Bank of applicable Sanctions; or

(ii)	fund all or part of any payment under the Contract out of proceeds derived from activities or businesses with a Sanctioned Person, a person in breach of the Sanctions or in any manner that would result in a breach by itself or by the Bank of the Sanctions.

(c)	The Borrower shall ensure that all amounts borrowed by it under this Contract are not made available to, or for the benefit of, persons or entities designated by restrictive measures adopted pursuant to Article 215 of the Treaty on the Functioning of the European Union.

29.	Financial Covenants

The Borrower shall ensure compliance with the Financial Ratio in accordance with Schedule J (Financial Covenant).

30.	Project

To the extent additional assets, rights and/or receivables (“Project Assets”) are created, obtained or acquired by the Borrower in connection with the Project, the Borrower shall take all such steps to ensure that such Project Assets are subject to the Security conferred by the Security Documents including by way of entering into any amendments to the Security Documents or any additional Security Documents and making all such necessary filings and registrations as are required including filing such amendment or additional Security Document at the Israeli Registrar of Companies within the required timeframe.

Schedule I

Information and Visits

1.	Information concerning the Investment

(a)	The Borrower shall deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Part A.2 (Information Duties) of Schedule A (Investment Specification and Reporting) or otherwise as agreed from time to time by the parties to this Contract;

(ii)	any such information or further document concerning the Investment] as the Bank may reasonably require to comply with its obligations under the Horizon 2020 Legal Basis; and

(iii)	any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Investment as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower’s expense and the Borrower shall provide such persons with all assistance necessary for the purpose.

(b)	The Borrower shall submit for the approval of the Bank without delay any material changes to the Investment, also taking into account the disclosures made to the Bank in connection with the Investment prior to the signing of this Contract, in respect of, inter alia, the total cost, plans, timetable or to the expenditure programme or financing plan for the Investment.

(c)	The Borrower shall promptly inform the Bank of:

(i)	any action initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Investment; and

(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the Borrower’s ability to execute the Investment;

(iii)	a genuine allegation, complaint or information with regard to Criminal Offences or any Sanction related to the Loan and/or the Investment; and

(iv)	any non-compliance by it with any applicable Environmental Law; and

(v)	any suspension, revocation or modification of any Environmental Approval,

and set out the action to be taken with respect to such matters;

(d)	If the total cost of the Investment exceeds the estimated figure set out in Recital (A), the Borrower shall notify the Bank without delay and shall inform the Bank of its plans to fund the increased costs.

(e)	The Borrower shall, and shall procure that each other Group Company shall, promptly inform the Bank if at any time it becomes aware of the illicit origin (including products of money laundering or linked to the financing of terrorism) of any funds invested in the Investment by the Borrower or by its controlling entities or another Group Company.

(f)	The Borrower shall provide to the Bank, if so requested:

(i)	a certificate of its insurers showing that all assets required in order to carry out the Investment are insured with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business; and

(ii)	annually, a list of policies in force covering any aspect of the Investment, together with confirmation of payment of the current premiums.

2.	Information concerning the Borrower

(a)	The Borrower shall deliver to the Bank:

(i)	as soon as they become available but in any event within 180 (one hundred and eighty) days after the end of each of its financial years its audited consolidated and unconsolidated annual report, balance sheet, cash flow statement, profit and loss account and auditors report for that financial year together with a Compliance Certificate signed by 2 (two) directors;

(ii)	as soon as they become available but in any event within 90 (ninety days) days after the end of each financial half year (and, as of January 1st 2023, after each financial quarter) its audited consolidated and unconsolidated report, balance sheet, profit and loss account and cash flow statement for that financial half year (or, as of January 1st 2023, that financial quarter) together with a Compliance Certificate signed by 2 (two) directors;

(iii)	as soon as they become available but in any event within 30 (thirty) days after the end of each relevant period its liquidity forecast for the next 12 (twelve) months on a rolling basis, in form and substance satisfactory to the Bank;

(iv)	such further information, evidence or document concerning its general financial situation or such certificates of compliance with the undertakings of Article 7 (Borrower undertakings and representations) as the Bank may deem necessary or may reasonably require to be provided within a reasonable time; and

(v)	any such further information, evidence or document concerning the compliance with the due diligence requirements of the Bank, including, but not limited to “know your customer” (KYC) or similar identification procedures, when requested and within a reasonable time[4];

(vi)	such further information, evidence or document concerning the factual information or documents provided to the Bank for the purposes of entering into this Contract, as the Bank may deem necessary or may require to be provided within a reasonable time;

(b)	The Borrower shall inform the Bank immediately of:

(i)	any Default or Event of Default having occurred or being threatened or anticipated;

(ii)	to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief is current, threatened or pending:

(1)	against the Borrower or its controlling entities or members of the Borrower’s management bodies in connection with Criminal Offences related to the Loan or the Investment; or

(2)	which might if adversely determined result in a Material Adverse Change;

(iii)	any measure taken by the Borrower pursuant to Paragraph 6 (Integrity) of Schedule H (General Undertakings);

(iv)	any Change in the Beneficial Ownership of the Borrower;

(v)	any fact or event which results in the Borrower, any other Obligor or any Relevant Person in respect of the Borrower or any other Obligor, or any of their controlling entities being a Sanctioned Person; and

(vi)	any Voluntary Non EIB Prepayment that has occurred or is likely to occur.

3.	Visits by the Bank

(a)	Each Obligor shall allow the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the Horizon 2020 Legal Basis, the competent EU institutions including the European Court of Auditors, the Commission, the European Anti-Fraud Office, the European Public Prosecutor’s Office as well as persons designated by the foregoing:

(i)	to visit the sites, installations and works comprising the Investment;

(ii)	to interview representatives of each Obligor, and not obstruct contacts with any other person involved in or affected by the Investment; and

(iii)	to conduct such investigations, inspections, on the spot audits and checks as they may wish and review the Obligors’ books and records in relation to the execution of the Investment and to be able to take copies of related documents to the extent not prohibited by the law.

(b)	Each Obligor shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Paragrah 3 (Visits by the Bank).

(c)	In the case of a genuine allegation, complaint or information with regard to Criminal Offences related to the Loan and/or the Investment, the Borrower shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed Criminal Offences in connection with the Loan and/or the Investment with the result that the Loan or the financing under the Horizon 2020 Framework EU Programme were misapplied, the Bank may, without prejudice to the other provisions of this Contract, inform the Borrower if, in its reasonable view, the Borrower should take appropriate recovery measures against such third party. In any such case, the Borrower shall in good faith consider the Bank’s views and keep the Bank informed.

4.	Disclosure and publication

(a)	The Borrower acknowledges and agrees that:

(i)	the Bank may be obliged to communicate information relating to the Borrower and the Investment to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the Horizon 2020 Legal Basis; and

(ii)	the Bank may publish in its website or produce press releases containing information related to the financing provided pursuant to this Contract , including the name, address and country of establishment of the Borrower the purpose of the financing, and the type and amount of financial support received under this Contract.

(b)	If requested by the Bank, the Borrower undertakes to refer to this financing and other Bank financings in its public communications, if appropriate, during the availability period, and in connection with any drawdowns, and communications on major corporate events.

5.	Confidential information

Where the Borrower provides information to the Bank in connection with this Contract, it shall clearly indicate whether or not such information is already public, and if it is confidential the Borrower shall ensure the public publication of such information at the same time, or immediately after, it is shared with the Bank. The Borrower will not share any inside information with the Bank before it is published to the market and shall notify the Bank as to whether such information constitutes inside information (for the purposes of the EU Market Abuse Regulation) at the time it is shared.

Schedule J

Financial Covenant

1.	Financial covenants

The Borrower shall ensure that the following financial ratio (the “Financial Ratio”) will be maintained on a consolidated basis for the Group: Cash and Cash Equivalent Investments on any date shall be in an amount not less than EUR350,000 (three hundred and fifty thousand euros).

2.	Financial Testing

The Financial Ratio shall be calculated in accordance with GAAP (as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time) and tested by reference to the annual and semi-annual consolidated financial statements delivered in accordance with paragraph 2(a) of Schedule I (Information and Visits) as at the end of Relevant Period, and set out in the Compliance Certificate delivered to the Bank along with such financial statements.

3.	Definitions

In this Contract:

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of the Group Companies for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the final repayment date of the Loan;

(h)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“CAPEX” means any expenditure or obligation in respect of expenditure (other than expenditure or obligations in respect of the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company) which, in accordance with IFRS, is treated as capital expenditure (and (except for the purposes of paragraph (g) of the definition of “Cash Flow” where it shall not be included) including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cash and Cash Equivalent Investments” means, for any Relevant Period, the aggregate of:

(a)	cash in hand or on deposit with any bank, including, without limitation, any amounts standing to the credit of any current account and any overnight and time deposits;

(b)	the market value of any investment in special funds which are capable of being liquidated on short notice;

(c)	the market value of any securities, regardless of their initial or residual maturity which are capable of being liquidated on short notice; and

(d)	any other instrument, securities or investment approved by the Bank.

“Cash Flow” means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period;

(c)	adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any Group Company;

(d)	adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any Group Company during that Relevant Period from any entity which is itself not a Group Company and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in Group Companies;

(e)	adding the amount of any cash paid to a Group Company in the Relevant Period that represents repayment of any loan made to a Joint Venture;

(f)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA; and

(g)	deducting the amount of any CAPEX actually made in cash during that Relevant Period by any Group Company and the aggregate of any cash consideration paid for, or the cash cost of, any acquisitions and the amount of any Joint Venture investments except (in each case) to the extent funded fromthe proceeds of any Permitted Disposal or insurance claims permitted to be retained for this purpose and so that no amount shall be added (or deducted) more than once.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each Group Company including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within 12 (twelve) months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any Group Company.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each Group Company expected to be settled within 12 (twelve) months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Borrower or by a Group Company in favour of a person which is not a Group Company.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Finance Charges for that Relevant Period;

(b)	all scheduled and mandatory repayments of Borrowings falling due and any voluntary prepayments made during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	for the avoidance of doubt, any mandatory prepayment made pursuant to this Contract;

(iii)	any such obligations owed to any Group Company; and

(iv)	any prepayment of Borrowings existing on the date of this Contract which is required to be repaid under the terms of this Contract; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any Group Company,

and so that no amount shall be included more than once.

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any Group Company;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of Group Companies;

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;

(f)	plus or minus the Group’s share of the profits or losses (after finance costs and tax) of any investment or entity (which is not itself a Group Company (including associates and Joint Ventures)) in which any Group Company has an ownership interest;

(g)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h)	before taking into account any gain arising from an upward revaluation of any other asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

(d)	any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS).

”Excess Cashflow” means, for any period for which it is being calculated, Cash Flow for that period plus initial outstanding Cash and Cash Equivalents less (except to the extent already deducted in calculating Cash Flow):

(a)	Debt Service for that period;

(b)	the amount of any voluntary prepayments made under this Contract during that period; and

(c)	the amount of any New Shareholder Injections made during that period or any additional Indebtedness.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of any Indebtedness of any Group Company (calculated on a consolidated basis) in cash in respect of that Relevant Period:

(a)	excluding any upfront fees or costs;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any Group Company under any interest rate hedging arrangement;

(d)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group’s share of the finance costs or interest receivable of the Joint Venture;

(e)	taking no account of any unrealised gains or losses on any financial instruments other than any derivative instruments which are accounted for on a hedge accounting basis; and

(f)	excluding any capitalised interest,

together with the amount of any cash dividends or distributions paid or made by the Borrower in respect of that Relevant Period and so that no amount shall be added (or deducted) more than once.

“Indebtedness for Borrowed Money” means, in relation to the Borrower and any other Group Company, at any time, any Indebtedness save for any indebtedness for or in respect of paragraphs (e) and (g) of the definition of ” Indebtedness” or any Indebtedness arising between one Obligor and another Obligor, in each case without double counting.

“Total Assets” means the total consolidated assets of the Group, as shown in the Borrower’s latest consolidated financial statements.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

Schedule K: Permitted Grants

Permitted Grants as of the date of this Agreement

Program	Date	Total budget	Grant	Grant % of budget	grant accepted	Grant % used	grant remaining	To be repaid	comments	Local/Non Israel program
54939	2015	₪4,415,695	₪1,766,278	40%	₪1,603,402	91%	₪-	₪-	closed	Local
57257	2016	₪2,838,319	₪1,419,160	50%	₪1,192,171	84%	₪-	₪-	closed	Local
pioneer 1	2016-2014	₪5,384,718	₪1,500,182	28%	₪1,257,272	84%	₪-	₪1,257,272	closed	Local
Siyoa fund	07/2017-07/2018	₪995,500	₪497,750	50%	₪432,845	87%	₪-	₪-	closed	Local
pioneer 2	2019-2017	₪2,000,000	₪1,000,000	50%	₪859,182	86%	₪140,818	₪1,000,000	budget shift to NYPA	Local
Ministry of defense	2020-2018	₪1,506,907	₪452,072	30%	₪452,072	100%	₪452,072	₪542,487		Local
Shalav US+S.Africa	02/2020-2018	₪380,025	₪199,831	53%	₪177,969	89%	₪21,862	₪199,831		Local
Shalav Brazil+Australia	2021-2019	₪392,000	₪196,000	50%	₪169,633	87%	₪26,367	₪196,000		Local
BIRD	08/2020-2018	$1,324,458	$662,229	50%	$551,857	83%	$110,372	$993,344	program extended	Non Israel Program
NYPA	2020-2018	$580,000	$580,000	100%	$580,000	100%	$0	$580,000	NYPA’s addition to the program	Non Israel Program
ENEL	2019-2020	₪7,009,792	₪3,504,896	50%	₪2,065,499	59%	₪1,439,397	₪4,205,875		Local
Israel-Brazil	10/2019-09/2020	₪4,633,677	₪1,853,471	40%	₪1,097,514	59%	₪755,957	₪2,224,165		Local
Biomass	06/2021-2020	₪3,418,040	₪1,709,020	50%	₪764,969	45%	₪944,051	₪2,050,824		Local
High Tempreture	06/2020-05/2021	₪8,800,520	₪3,520,208	40%	₪1,760,104	50%	₪1,760,104	₪4,224,250		Local
R&D to Manufacturing	09/2020-08/2021	₪3,281,832	₪1,640,916	50%	₪574,321	0%	₪1,066,595	₪-	No royalties are expected to be pid	Local
Pioneer 3		₪1,365,000	₪682,500	50%		0%	₪682,500	₪682,500		Local
Grants to be repaid (EUR)			€5,081,004				€1,786,611	€5,631,335

Grants on approval process:

Program	Date	Total budget	Grant	Grant % of budget	grant accepted	Grant % used	grant remaining	To be repaid	Comments
Enel 2	still pending	₪ 5,437,865	₪2,718,933	50%	₪-	0%	2718932.5	₪3,262,719	has not apporved yet	Local
Galil Hospital	still pending	₪ 12,140,133	₪7,284,080	60%	₪-	0%	7284079.8	₪8,740,896	has not apporved yet	Local
Grants to be repaid (EUR)			€2,556,968				€2,556,968	€3,068,362

Total All (EUR)			€7,637,972				€4,343,579	€8,699,696

Schedule L: Additional Permitted Indebtedness

1.	Incurred under any Permitted Grants up to an aggregate amount of EUR9,500,000 (nine million five-hundred thousand euros) (or its equivalent in another currency);

2.	Fixed deposit up to an aggregate amount of NIS 300,000 (three-hundred thousand New Israeli Shekel) against a bank guarantee in favour of Amot Denisra Park Afek Ltd. to secure office rental fees;

3.	Fixed deposit up to an aggregate amount of NIS 32,000 (thirty-two thousand New Israeli Shekel) against a bank guarantee in favor of IEA;

4.	Fixed Deposit up to an aggregate amount of NIS 75,000 (seventy-five thousand New Israeli Shekel) against a bank guarantee in favour of the Ministry of Energy in relation to a Permitted Grant;

5.	A loan to finance the acquisition of a vehicle in the possession of the Borrower (Lexus) up to an aggregate amount of NIS75,000 (seventy-five thousand New Israeli Shekel);

6.	Fixed deposit up to an aggregate amount of NIS 250,000 (two-hundred and fifty thousand New Israeli Shekel) against a bank guarantee granted to the Borrower’s subsidiary, Rotem Industries Ltd. to secure office rental fees; and

7.	A loan to finance the acquisition of a vehicle in the possession of the Borrower (Renault) up to an amount of NIS20,000 (twenty thousand New Israeli Shekel).

Schedule M

Existing Permitted Security

1.	The fixed charge dated 14 May 2015 granted by the Borrower in favour of Bank Hapoalim Ltd. (“Bank Hapoalim”) over a cash deposit (and any interest thereon) in the amount of NIS 300,000 in the account of the Borrower at Bank Hapoalim, account number 352327, branch 110 (or any replacement account) (transaction number 1460001) to secure the debt listed as item number 2 on Schedule L, Permitted Indebtedness (Pledge number 5 on the Borrower’s company extract at the Israel Registrar of Companies)

2.	The fixed charge dated 1 December 2016 granted by the Borrower in favour of Bank Hapoalim over the cash deposit in the amount of NIS 26,000 (and any interest thereon) in the account of the Borrower at Bank Hapoalim, account number 352327, branch 110 (or any replacement account) (transaction number 3350001) to secure the debt listed as item number 4 on Schedule L, Permitted Indebtedness (Pledge number 9 on the Borrower’s company extract at the Israel Registrar of Companies)

3.	The fixed charge dated 30 April 2017 granted by the Borrower in favour of Bank Hapoalim in amount to NIS 250,000 over the vehicle, Lexus CVT-E RX450H, chassis number 02022007, registration number 7669486 (including all insurance rights) to secure the debt listed as item number 5 on Schedule L, Permitted Indebtedness (Pledge number 10 on the Borrower’s company extract at the Israel Registrar of Companies)

4.	The fixed charge dated 24 October 2017 granted by the Borrower in favour of Auto Cash Financial Services Ltd. over the vehicle, Renault Fluence, registration number 2280933 including all rights of the borrower in this vehicle, all rights of the borrower according to the loan agreement and the appendix attached to it, all rights under the insurance policies in connection with the above vehicle and any other right to compensation and/or indemnification of Auto Cash Financial Services Ltd. due to loss and/or damage and/or the expropriation of the above vehicle to secure the debt listed as item number 7 on Schedule L, Permitted Indebtedness (Pledge number 11 on the Borrower’s company extract at the Israel Registrar of Companies)

5.	The fixed charge dated 13 July 2020 granted by the Borrower in favour of Mizrahi Tefahot Bank Ltd. (“Bank Mizrahi”) over all rights (including cash and deposits) in the account of the Borrower at Bank Mizrahi, account number 081368, branch 522 to secure the debt listed as item number 6 on Schedule L, Permitted Indebtedness (Pledge number 17 on the Borrower’s company extract at the Israel Registrar of Companies)

6.	The fixed charge and assignment by way of security dated 1 November 2020 granted by the Borrower in favour of Bank Hapoalim over the cash deposit in the amount of NIS 100,000 (and any interest thereon) in the account of the Borrower at Bank Hapoalim, account number 352327, branch 110 (transaction number 2950001) to secure the debt listed as item number 7 on Schedule L, Permitted Indebtedness (Pledge number 18 on the Borrower’s company extract at the Israel Registrar of Companies)

7.	The fixed charge and assignment by way of security dated 20 January 2021 granted by the Borrower in favour of Bank Hapoalim over the cash deposit in the amount of NIS 30,000 (and any interest thereon) in the account of the Borrower at Bank Hapoalim, account number 352327, branch 110 (transaction number 170001) to secure the debt listed as item number 3 on Schedule L, Permitted Indebtedness (Pledge number 19 on the Borrower’s company extract at the Israel Registrar of Companies)